UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Apple Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE INC.

1 Infinite Loop

Cupertino, California 95014

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

February 27, 2013

9:00 a.m. Pacific Standard Time

To the shareholders of Apple Inc.:

Notice is hereby given that the 2013 annual meeting of shareholders (the “Annual Meeting”) of Apple Inc., a California corporation (the “Company”), will be held on Wednesday, February 27, 2013 at 9:00 a.m. Pacific Standard Time, in Building 4 of the Company’s principal executive offices located at the address shown above for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1.	To elect the Company’s Board of Directors (the “Board”). The Board intends to present for election the following eight nominees: William Campbell, Timothy Cook, Millard Drexler, Al Gore, Robert Iger, Andrea Jung, Arthur Levinson, and Ronald Sugar;

2.	To amend the Company’s Restated Articles of Incorporation to (i) eliminate certain language relating to the term of office of directors in order to facilitate the adoption of majority voting for the election of directors, (ii) eliminate “blank check” preferred stock, (iii) establish a par value for the Company’s common stock of $0.00001 per share and (iv) make other conforming changes as described in more detail in the Proxy Statement;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013;

4.	To vote on a non-binding advisory resolution to approve executive compensation;

5.	To consider two shareholder proposals, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

Only shareholders of record as of the close of business on January 2, 2013 are entitled to receive notice of, to attend, and to vote at, the Annual Meeting.

The Company is pleased to continue utilizing the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

Sincerely,

/S/ BRUCE SEWELL
Bruce Sewell
Senior Vice President,
General Counsel and Secretary

Cupertino, California

January •, 2013

APPLE INC.

1 Infinite Loop

Cupertino, California 95014

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Apple Inc. (the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the 2013 annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, February 27, 2013 at 9:00 a.m. Pacific Standard Time, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to shareholders on January •, 2013. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement (the “Proxy Statement”). The Annual Meeting will be held in Building 4 of the Company’s principal executive offices located at the address shown above.

What is included in these materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended September 29, 2012, as filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2012 (the “Annual Report”).

If you requested printed versions by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

Shareholders will vote on six items at the Annual Meeting:

•	The election to the Company’s Board of Directors (the “Board”) of the eight nominees named in this Proxy Statement (Proposal No. 1);

•

The amendment of the Company’s Restated Articles of Incorporation to (i) eliminate certain language relating to the term of office of directors in order to facilitate the adoption of majority voting for the election of directors, (ii) eliminate “blank check” preferred stock, (iii) establish a par value for the Company’s common stock of $0.00001 per share and (iv) make other conforming changes as described in more detail in this Proxy Statement in the section “Overview of Proposals—Proposal No. 2 Amendment of Articles of Incorporation” (Proposal No. 2);

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 3);

•	A non-binding advisory resolution to approve executive compensation (Proposal No. 4);

•	A shareholder proposal entitled “Executives to Retain Significant Stock” (Proposal No. 5); and

•	A shareholder proposal entitled “Board Committee on Human Rights” (Proposal No. 6).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR” the amendment of the Company’s Restated Articles of Incorporation (Proposal No. 2);

•	“FOR” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 3);

•	“FOR” the approval of the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 4);

•	“AGAINST” the shareholder proposal entitled “Executives to Retain Significant Stock” (Proposal No. 5); and

•	“AGAINST” the shareholder proposal entitled “Board Committee on Human Rights” (Proposal No. 6).

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 1 Infinite Loop, Cupertino, California 95014. The Company’s main telephone number is (408) 996-1010.

What is the Company’s fiscal year?

The Company’s fiscal year is the 52 or 53-week period that ends on the last Saturday of September. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings.

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is delivering a single copy of the Notice and, if applicable, this Proxy Statement and the

Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of the Company’s annual meetings. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.

To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

Apple Investor Relations

1 Infinite Loop MS: 301-4IR

Cupertino, California 95014

(408) 974-3123

Shareholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.apple.com/investor.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. Only shareholders of record as of the close of business on January 2, 2013 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. As of the Record Date, there were • shares of the Company’s common stock issued and outstanding, held by • holders of record.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

If you are a shareholder of record, there are four ways to vote:

•	In person. You may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are four ways to vote:

•

In person. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and returning it in the envelope provided.

What is the quorum requirement for the Annual Meeting?

A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted on the Internet, by telephone or by submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the persons named as proxy holders, Peter Oppenheimer and Bruce Sewell, and each of them, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1), the amendment of the Company’s Restated Articles of Incorporation (Proposal No. 2), the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 4), and the two shareholder proposals (Proposals No. 5 and No. 6) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1, No. 2, No. 4, No. 5 and No. 6.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal No. 1), the Company announced at the 2012 annual meeting of shareholders that the Board had unanimously adopted a policy providing for a majority voting standard in uncontested elections of directors. An “uncontested election of directors” means an election of directors in which, at the expiration of the time fixed pursuant to the Company’s bylaws requiring advance notice of director candidates, the number of candidates for election does not exceed the number of directors to be elected by the shareholders at that election. The majority voting standard will apply to the election taking place at the Annual Meeting. Accordingly, a nominee receiving the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum will be elected as a director to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Pursuant to the policy adopted by the Board, any nominee for election who does not receive the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum will promptly submit in writing his or her irrevocable offer of resignation to the Secretary of the Company, subject only to the Board’s acceptance of that offer of resignation in accordance with the Board’s policies and procedures.

Amending the Company’s Restated Articles of Incorporation (Proposal No. 2) requires the affirmative vote of a majority of the Company’s outstanding shares. If Proposal No. 2 is approved, then the Board will separately amend the Company’s bylaws at the meeting of the Board immediately following the Annual Meeting to adopt the majority voting standard in an uncontested election of directors set forth in California Corporations Code Section 708.5, and that standard will apply to future uncontested elections of directors.

Approval of Proposals No. 3, No. 4, No. 5 and No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.

With respect to the amendment of the Company’s Restated Articles of Incorporation (Proposal No. 2), approval of the proposal requires the affirmative vote of a majority of the Company’s outstanding shares, and therefore broker non-votes and abstentions could prevent the approval of this proposal because they do not count as affirmative votes.

With respect to each of the other proposals, broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. However, approval of these other proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum, and therefore broker non-votes and abstentions could prevent the approval of these proposals because they do not count as affirmative votes.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s General Counsel at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC a written notice of revocation prior to the Annual Meeting.

Who will serve as the inspector of election?

A representative from Computershare will serve as the inspector of election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. The Company has retained Georgeson Inc. to assist in obtaining proxies by mail, facsimile or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Annual Meeting. The estimated cost of such services is $14,500 plus out-of-pocket expenses. Georgeson Inc. may be contacted at (866) 828-4304.

The Company must also pay brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies on the Company’s behalf.

How can I attend the Annual Meeting?

Only shareholders as of the Record Date are entitled to attend the Annual Meeting. Admission will be on a first-come, first-served basis. Registration will begin at 7:30 a.m. Pacific Standard Time on the date of the Annual Meeting, and each shareholder must present valid picture identification such as a driver’s license or passport and may be asked to provide proof of stock ownership as of the Record Date. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting rooms at the Annual Meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2014 annual meeting of shareholders?

Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders must be received no later than •, 2013. In addition, all proposals will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s General Counsel by mail at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, or by email at shareholderproposal@apple.com.

Requirements for Shareholder Proposals to Be Brought Before the 2014 Annual Meeting of Shareholders and Director Nominations. Notice of any proposal that a shareholder intends to present at the 2014 annual meeting of shareholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders, as well as any director nominations, must be delivered to the Company’s General Counsel by mail at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, or by email at shareholderproposal@apple.com, not earlier than the close of business on •, 2013 and not later than the close of business on •, 2013. In addition, the notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that the shareholder intends to present at the 2014 annual meeting of shareholders.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

Listed below are the Company’s eight directors. The Board has nominated each of the Company’s directors for re-election at the Annual Meeting. Each of the directors elected at the Annual Meeting will serve a one-year term. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.

The Board comprises a diverse group of leaders in their respective fields. Many of the current directors have senior leadership experience at major domestic and multinational companies. In these positions, they have also gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Many of the directors also have experience serving as executive officers, or on boards of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. Other directors have experience as directors or trustees of significant academic, research, nonprofit and philanthropic institutions, and bring unique perspectives to the Board. The biographies below describe the skills, qualities, attributes and experience of each of the nominees that led the Board to determine that it is appropriate to nominate these directors.

The Board and its Nominating and Corporate Governance Committee (the “Nominating Committee”) believe the skills, qualities, attributes and experience of its directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of the Company and represent the best interests of the Company’s shareholders.

Name	Position With the Company	Age as of the Annual Meeting	Director Since
William Campbell	Director	72	1997
Timothy Cook	Director and Chief Executive Officer	52	2011
Millard Drexler	Director	68	1999
Al Gore	Director	64	2003
Robert Iger	Director	62	2011
Andrea Jung	Director	54	2008
Arthur Levinson	Chairman of the Board	62	2000
Ronald Sugar	Director	64	2010

William Campbell has been Chairman of Intuit Inc. (“Intuit”) since August 1998 and was Chief Executive Officer and director of Intuit from 1994 until August 1998. Mr. Campbell also is Chair of the Board of Trustees of Columbia University and a director of The National Football Foundation & College Hall of Fame, Inc. Mr. Campbell also previously served as a director of Highlands Acquisition Corp. from May 2007 until February 2008. Among other qualifications, Mr. Campbell brings to the Board executive leadership experience, including his service as a Chairman of a public company, along with extensive financial expertise and technological and industry experience.

Timothy Cook has been the Company’s Chief Executive Officer (the “CEO”) since August 2011 and was previously the Company’s Chief Operating Officer since October 2005. Mr. Cook joined the Company in March 1998 and served as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include the Company’s Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served as Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to 2000, Mr. Cook served as Senior Vice President, Worldwide Operations. Mr. Cook has served as a director of NIKE, Inc. since November 2005. Mr. Cook brings to the Board extensive executive leadership experience in the technology industry, including the management of worldwide operations, sales, service and support.

Millard Drexler has been Chairman and Chief Executive Officer of J.Crew Group, Inc. (“J.Crew”) since January 2003. Previously, Mr. Drexler was Chief Executive Officer of The Gap, Inc. (“Gap”) from 1995 and President from 1987 to September 2002. Mr. Drexler also was a director of Gap from November 1983 to October 2002. Among other qualifications, Mr. Drexler brings to the Board executive leadership experience, including his service as a chief executive officer of a public company, along with extensive brand marketing experience.

Al Gore has served as Executive Chairman of Current TV since 2002, Chairman of Generation Investment Management since 2004, and a partner of Kleiner Perkins Caufield & Byers since 2007. Mr. Gore also is Chairman of the Climate Reality Project. Among other qualifications, Mr. Gore brings to the Board executive leadership experience, a valuable and different perspective due to his extensive background in politics, government and environmental rights, along with experience in asset management and venture capital.

Robert Iger has served as President and Chief Executive Officer of The Walt Disney Company (“Disney”) since October 2005, having previously served as President and Chief Operating Officer since January 2000 and as President of Walt Disney International and Chairman of the ABC Group from 1999 to January 2000. Prior to that, from 1974 to 1998, Mr. Iger held a series of positions with increasing responsibility at ABC, Inc. and its predecessor Capital Cities/ABC, Inc. Mr. Iger is a member of the board of directors of the National September 11 Memorial & Museum, the Lincoln Center for the Performing Arts, and the U.S.-China Business Council. Since June 2010, Mr. Iger has also served on the President’s Export Council. Among other qualifications, Mr. Iger brings to the Board executive leadership experience, including his service as a chief executive officer of a large public company, along with extensive financial expertise and experience in international exports and brand marketing.

Andrea Jung joined Avon Products, Inc. (“Avon”) in January 1994. Ms. Jung was Chairman of the Board of Directors and Chief Executive Officer of Avon from September 2001 until April 2012 when she assumed the role of Executive Chairman. In October 2012, Ms. Jung announced that, effective as of December 31, 2012, she would step down as Executive Chairman and as a board member of Avon and thereafter assume a position as a senior advisor to the board of directors of Avon. She had previously served as Chief Executive Officer since November 1999 and was a member of the board of directors of Avon since January 1998. Ms. Jung has also been a director of General Electric Company since 1998, where she serves on the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. She also is a member of the New York Presbyterian Hospital Board of Trustees, a director of Catalyst, a nonprofit corporate membership research and advisory organization, and Vice Chairman of the World Federation of Direct Selling Associations. Among other qualifications, Ms. Jung brings to the Board executive leadership experience, including her service as a chief executive officer of a large public multinational company, along with extensive brand marketing and consumer products experience.

Arthur Levinson has been Chairman of Genentech, Inc. (“Genentech”) since September 1999. Previously, Dr. Levinson also served as Chief Executive Officer of Genentech from July 1995 to April 2009. Since May 2009, Dr. Levinson has served as an advisor to Genentech’s Research and Early Development center and as a member of the Scientific Resource Board, Genentech’s external advisory group. Dr. Levinson is a director of NGM Biopharmaceuticals, Inc. He also serves as a director of Amyris, Inc., on the Board of Scientific Consultants of the Memorial Sloan-Kettering Cancer Center, on the Industrial Advisory Board of the California Institute for Quantitative Biomedical Research, on the Advisory Council for the Princeton University Department of Molecular Biology, on the Advisory Council for the Lewis-Sigler Institute for Integrative Genomics, and on the Executive Council of TechNet. Dr. Levinson previously served as a director of Google Inc. from April 2004 until October 2009. Among other qualifications, Dr. Levinson brings to the Board executive leadership experience, including his service as a chairman of a public company, along with extensive financial expertise and brand marketing experience.

Ronald Sugar is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation (“Northrop Grumman”). Dr. Sugar was Chairman of the Board and Chief Executive Officer of

Northrop Grumman Corporation from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. Dr. Sugar has also been a director of Air Lease Corporation since 2010, of Amgen Inc. since July 2010, and of Chevron Corporation since April 2005. Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, director of the Los Angeles Philharmonic Association and national trustee of the Boys and Girls Clubs of America. Among other qualifications, Dr. Sugar brings to the Board executive leadership experience as a chairman and chief executive officer of a major public company, financial expertise as a former chief financial officer, understanding of advanced technology, and a global business perspective from his service on other boards.

Role of the Board; Corporate Governance Matters

The Board oversees the Company’s CEO and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the shareholders are being served. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.apple.com/investor.

The Board met a total of five times during 2012. The Board has determined that all Board members, other than Mr. Cook, are independent under applicable NASDAQ and SEC rules.

Board Leadership Structure

The Board believes that its current leadership structure best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance. The Board also believes that the current separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing the Company and leveraging the experience and perspectives of the Chairman. The Board periodically reviews the leadership structure and may make changes in the future.

Board Committees

The Board has a standing Audit and Finance Committee (the “Audit Committee”), Compensation Committee, and Nominating Committee. The Board has determined that the Chairs and all committee members are independent under applicable NASDAQ and SEC rules for committee memberships. The members of the committees are shown in the table below.

Director	Audit Committee	Compensation Committee	Nominating Committee
William Campbell	Member	—	Chair
Timothy Cook	—	—	—
Millard Drexler	—	Member	Member
Al Gore	—	Member	Member
Robert Iger	Member	—	—
Andrea Jung	—	Chair	—
Arthur Levinson	Member	—	—
Ronald Sugar	Chair	—	—

The Audit Committee is responsible primarily for overseeing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and system of internal controls, reviewing significant financial transactions and overseeing enterprise risk management. The Audit Committee met a total of nine times during 2012.

The Compensation Committee is responsible primarily for reviewing the compensation arrangements for the Company’s executive officers, including the CEO, administering the Company’s equity compensation plans, and reviewing the compensation of the Board. The Compensation Committee’s authority to grant equity awards may not be delegated to the Company’s management or others. For a description of the Compensation Committee’s processes and procedures, including the roles of the Company’s executive officers and independent compensation consultants in the Compensation Committee’s decision-making process, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee met a total of five times during 2012.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, makes recommendations to the Board concerning the size, structure and composition of the Board and its committees, monitors the process to assess the Board’s effectiveness and is primarily responsible for oversight of corporate governance, including implementing the Company’s Corporate Governance Guidelines. In evaluating potential nominees to the Board, the Nominating Committee considers, among other things, independence, character, ability to exercise sound judgment, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. The Nominating Committee is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen. The Nominating Committee considers candidates proposed by shareholders and evaluates them using the same criteria as for other candidates. The Nominating Committee met a total of four times during 2012 and met after the end of the fiscal year to recommend to the full Board each of the current nominees for election to the Board.

The Audit Committee, Compensation Committee and Nominating Committee operate under written charters adopted by the Board. These charters are available on the Company’s website at www.apple.com/investor.

During 2012, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among executive officers and directors of the Company.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. A Risk Oversight Committee consisting of key members of management, including the Company’s Chief Financial Officer and General Counsel, assists the Audit Committee in fulfilling its oversight responsibilities with regard to risks inherent to the business of the Company, the identification, assessment, management, and monitoring of those risks, and risk management decisions, practices and activities of the Company. The Risk Oversight Committee reports regularly to the Audit Committee, and the Audit Committee makes periodic reports to the Board. Please see the Audit Committee’s amended Charter at www.apple.com/investor for more information about its risk oversight function.

In accordance with this responsibility, the Audit Committee monitors the Company’s major financial, operational, privacy, security, business continuity, legal and regulatory, and reputational exposures, and reviews the steps management has taken to monitor and control these exposures. With respect to privacy and data security, the Audit Committee’s oversight includes, among other things (i) review of regular reports from the Company’s Chief Compliance Officer, Global Privacy lead, Vice President of Internal Audit and other members of the Risk Oversight Committee, which include updates on the Company’s privacy program and relevant legislative, regulatory and technical developments; and (ii) review of management’s report on the results of the Company’s annual privacy assessment. As with other matters, the Audit Committee regularly discusses these topics with the full Board.

While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. For example, the Nominating Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The committee chairs periodically apprise the Board of significant risks and management’s response to those risks. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance, and also are a relatively small percentage of executive officers’ total compensation opportunities. The majority of compensation provided to the executive officers is in the form of long-term equity awards that help further align executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of shareholders.

Audit Committee Financial Experts

The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined under applicable SEC rules and also meets the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(l) under the Exchange Act.

Code of Ethics

The Company has a code of ethics, “Business Conduct: The Way We Do Business Worldwide,” that applies to all of the Company’s employees, including its principal executive officer and principal financial and accounting officer, as well as the Board. A copy of this code is available on the Company’s website at www.apple.com/investor. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Compensation of Directors

The Board determines the form and amount of director compensation after its review of recommendations made by the Compensation Committee. A substantial portion of each director’s annual retainer is in the form of equity. Under the Company’s 1997 Director Stock Plan (the “Director Plan”), members of the Board who are not also Company employees (“Non-Employee Directors”) are granted restricted stock units (“RSUs”) on the date of the annual meeting of shareholders (each, an “Annual RSU Award”). The number of RSUs subject to each Annual RSU Award is determined by dividing a dollar amount by the per-share closing price of the Company’s common stock on the date of grant (rounded to the nearest whole share). In August 2012, the Board amended the Director Plan to increase the dollar amount used to determine the number of RSUs subject to an Annual RSU Award from $200,000 to $250,000, effective for all Annual RSU Awards and Initial RSU Awards (as defined below) granted under the Director Plan on or after the Annual Meeting. All Annual RSU Awards to directors will vest on February 1 of the year following the year in which the award is granted, subject to continued service on the Board.

A Non-Employee Director who is newly appointed to the Board other than in connection with an annual meeting of shareholders will generally also receive a grant of RSUs upon appointment (an “Initial RSU Award”), except that a Non-Employee Director who joins the Board after February 1 of a particular year and prior to the annual meeting for that year will not receive an Initial RSU Award. The number of RSUs subject to each Initial RSU Award is determined in the same manner as described above for Annual RSU Awards, but the grant-date value of the award is prorated based on the portion of the year that has passed since the last annual meeting. Initial RSU Awards will vest on the vesting date established for the Annual RSU Awards made at the last annual meeting prior to the date on which the Non-Employee Director joined the Board.

Non-Employee Directors do not have the right to vote or dispose of the RSUs subject to these awards. However, the Board approved amendments in May 2012 to the Director Plan and each then-outstanding RSU award granted under the plan to provide that if the Company pays an ordinary cash dividend on its common stock, each RSU award granted under the plan will be credited with an amount equal to the per-share cash dividend paid by the Company, multiplied by the total number of RSUs subject to the award that are outstanding immediately prior to the record date for such dividend. The amounts that are credited to each award are referred to as “dividend equivalents.” Any dividend equivalents credited to an award granted under the Director Plan will be subject to the same vesting, payment and other terms and conditions as the unvested RSUs to which the dividend equivalents relate. The crediting of dividend equivalents is meant to preserve the equity-based incentives intended by the Company when the awards were granted and to treat the RSU award holders consistently with shareholders.

Non-Employee Directors receive a $50,000 annual retainer. The Chairman of the Board, Dr. Levinson, receives an additional annual retainer of $200,000, and the Chair of the Audit Committee, Dr. Sugar, receives an additional retainer of $25,000. In August 2012, the Board amended the Company’s cash compensation policy for Non-Employee Directors to provide that, effective as of the beginning of 2012, the Chair of the Compensation Committee, Ms. Jung, receives an additional annual retainer of $20,000 and the Chair of the Nominating Committee, Mr. Campbell, receives an additional annual retainer of $15,000. All retainers are paid in quarterly installments. Other than the additional annual retainers paid to the Chair of each committee and the Chairman of the Board, directors do not receive any additional compensation for serving as Chair or member of any committee.

In addition, under the Company’s Board of Directors Equipment Program, each Non-Employee Director is eligible to receive, upon request and free of charge, one of each new product introduced by the Company, and is eligible to purchase additional equipment at a discount.

Director Compensation—2012

The following table shows information regarding the compensation earned or paid during 2012 to Non-Employee Directors who served on the Board during the year. The compensation paid to Mr. Cook is shown under “Executive Compensation” in the table entitled “Summary Compensation Table—2012, 2011, and 2010” and the related explanatory tables. Mr. Cook does not receive any compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
William Campbell	65,000	201,894	3,657	270,551
Millard Drexler	50,000	201,894	4,817	256,711
Al Gore	50,000	201,894	5,306	257,200
Robert Iger	50,000	257,108	3,358	310,466
Andrea Jung	70,000	201,894	3,657	275,551
Arthur Levinson	250,000	201,894	5,328	457,222
Ronald Sugar	75,000	201,894	7,438	284,332

(1)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to Non-Employee Directors during 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). For a discussion of the assumptions and methodologies used to calculate the amounts in this table, please see the discussion of equity-based awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 6, “Shareholders’ Equity and Share-Based Compensation.”

The following table shows the number of outstanding and unexercised option awards and the number of outstanding RSUs held by each of the Non-Employee Directors as of September 29, 2012.

Director	Number of Shares Subject to Outstanding Options as of 9/29/12	Number of Shares Subject to Outstanding RSUs as of 9/29/12
William Campbell	55,589	387
Millard Drexler	32,562	387
Al Gore	98,397	387
Robert Iger	—	387
Andrea Jung	21,370	387
Arthur Levinson	75,342	387
Ronald Sugar	—	387

All Non-Employee Directors received an automatic grant of 387 RSUs on February 23, 2012, and the grant date fair value for each grant was $199,843. Mr. Iger received an automatic Initial RSU Award of 142 RSUs on November 15, 2011 upon joining the Board. The Initial RSU Award to Mr. Iger had a grant date fair value of $55,214, bringing the total grant date fair value of RSU awards to Mr. Iger during the fiscal year ended on September 29, 2012 to $255,057. For information on the assumptions and methodologies used to value these awards, please see the discussion of equity-based awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 6, “Shareholders’ Equity and Share-Based Compensation.” The difference between the grant date fair value of each Non-Employee Director’s 2012 RSU award disclosed in this paragraph and the Stock Award value shown in the “Director Compensation – 2012” table for such director (a difference of $2,051 for each Non-Employee Director) represents the incremental fair value, computed in accordance with FASB Topic 718, of the Non-Employee Director’s then outstanding RSUs on May 24, 2012 to provide for dividend equivalents as discussed above under “Compensation of Directors.”

(2)	The amounts shown reflect one or more products made available under the Company’s Board of Directors Equipment Program.

Communications with the Board

Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s General Counsel at 1 Infinite Loop, Cupertino, California 95014, MS: 301-4GC, with a request to forward the communication to the intended recipient or recipients. In general, any shareholder communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the shareholder’s instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.apple.com/investor.

Attendance of Directors at 2012 Annual Meeting of Shareholders

All directors are expected to attend the Company’s Annual Meeting. All of the Company’s directors as of February 23, 2012 attended the 2012 annual meeting of shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Drexler, Mr. Gore, and Ms. Jung were the members of the Compensation Committee during 2012. Mr. Campbell also was a member of the Compensation Committee for part of the fiscal year from November 15, 2011 until August 23, 2012, when he stopped serving on the Compensation Committee and rejoined the Audit Committee. Mr. Campbell formerly served as an officer of the Company and of FileMaker, Inc., a subsidiary of the Company. No other member of the Compensation Committee is or has been an executive officer of the Company, and no director who served on the Compensation Committee during 2012 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2012.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Biographical information pertaining to Mr. Cook, who is both a director and an executive officer of the Company, may be found in the section entitled “Directors.”

Name	Position with the Company	Age as of the Annual Meeting
Eduardo Cue	Senior Vice President, Internet Software and Services	48
Craig Federighi	Senior Vice President, Software Engineering	43
Robert Mansfield	Senior Vice President, Technologies	52
Peter Oppenheimer	Senior Vice President, Chief Financial Officer	50
Daniel Riccio	Senior Vice President, Hardware Engineering	50
Philip Schiller	Senior Vice President, Worldwide Marketing	52
Bruce Sewell	Senior Vice President, General Counsel and Secretary	54
Jeffrey Williams	Senior Vice President, Operations	49

Eduardo Cue, Senior Vice President, Internet Software and Services, joined the Company in January 1989. Mr. Cue has held various positions with the Company, including Vice President of Internet Services and Senior Director of iTunes Operations. Mr. Cue has also served as a director of Ferrari S.p.A. since November 2012.

Craig Federighi, Senior Vice President, Software Engineering, rejoined the Company in April 2009. Prior to rejoining the Company, Mr. Federighi held several roles at Ariba, Inc. (“Ariba”) including Chief Technology Officer and Vice President of Internet Services. Prior to Ariba, Mr. Federighi worked at NeXT and at the Company upon the acquisition of NeXT. Mr. Federighi has also served the Company as Vice President, Mac OS Engineering and Director of Engineering.

Robert Mansfield, Senior Vice President, Technologies, joined the Company in November 1999 as Vice President of Development Engineering. Mr. Mansfield served as Senior Vice President, Mac Hardware Engineering, from May 2008 until August 2012. Prior to joining the Company, Mr. Mansfield was Vice President of Engineering at Raycer Graphics and a Senior Director at Silicon Graphics, Inc.

Peter Oppenheimer, Senior Vice President, Chief Financial Officer joined the Company in July 1996. Mr. Oppenheimer also served the Company as Vice President and Corporate Controller and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was Chief Financial Officer of one of the four business units for Automatic Data Processing, Inc. (“ADP”). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand.

Daniel Riccio, Senior Vice President, Hardware Engineering, joined the Company in June 1998 as Vice President of Product Design and in 2010 was named Vice President of iPad Hardware Engineering. Prior to joining the Company, Mr. Riccio worked at Compaq Computer Corporation as Senior Manager of Mechanical Engineering.

Philip Schiller, Senior Vice President, Worldwide Marketing, rejoined the Company in April 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997 and Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

Bruce Sewell, Senior Vice President, General Counsel and Secretary, joined the Company in September 2009. Prior to joining the Company, he served as Senior Vice President, General Counsel of Intel Corporation (“Intel”) from 2005. Mr. Sewell also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995, Mr. Sewell was a partner in the law firm of Brown and Bain PC.

Jeffrey Williams, Senior Vice President, Operations, joined the Company in June 1998 and assumed his current position in July 2010. Mr. Williams also served the Company as Head of Worldwide Procurement and Vice President of Operations. Prior to joining the Company, Mr. Williams worked in a number of operations and engineering roles at IBM from 1985 to 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows certain information as of December 17, 2012 (the “Table Date”), unless otherwise indicated, with respect to the beneficial ownership of the Company’s common stock by: (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled “Summary Compensation Table—2012, 2011, and 2010” under the section entitled “Executive Compensation”; and (iv) all directors and executive officers as a group. As of the Table Date, 938,818,605 shares of the Company’s common stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
BlackRock, Inc.	49,061,208	(2)	5.23%
Fidelity Investments	51,507,253	(3)	5.49%
William Campbell	57,550	(4)	*
Timothy Cook	13,817	(5)	*
Millard Drexler	33,533	(6)	*
Al Gore	101,358	(7)	*
Robert Iger	5,054	(8)	*
Andrea Jung	22,418	(9)	*
Arthur Levinson	239,541	(10)	*
Robert Mansfield	83,733	(11)	*
Peter Oppenheimer	4,793	(12)	*
Bruce Sewell	—	(13)	*
Ronald Sugar	1,156	(14)	*
Jeffrey Williams	276	(15)	*
All current executive officers and directors as a group (16 persons)	578,696	(16)	*

(1)	Represents shares of the Company’s common stock held and options held by such individuals that were exercisable at the Table Date or within 60 days thereafter. This does not include RSUs that vest more than 60 days after the Table Date. The excluded RSUs are noted in the following footnotes. RSUs are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(2)	Based on a Schedule 13G filed February 13, 2012 by BlackRock, Inc. BlackRock, Inc. lists its address as 40 East 52nd Street, New York, NY 10022, in such filing.

(3)	Based on a Schedule 13G filed February 14, 2012 by FMR LLC. FMR LLC lists its address as 82 Devonshire Street, Boston, MA 02109, in such filing.

(4)	Includes 55,589 shares of the Company’s common stock that Mr. Campbell has the right to acquire by exercise of stock options and 387 RSUs vesting on February 1, 2013.

(5)	Excludes 1,125,000 unvested RSUs held by Mr. Cook.

(6)	Includes 32,562 shares of the Company’s common stock that Mr. Drexler has the right to acquire by exercise of stock options and 387 RSUs vesting on February 1, 2013.

(7)	Includes 98,397 shares of the Company’s common stock that Mr. Gore has the right to acquire by exercise of stock options and 387 RSUs vesting on February 1, 2013.

(8)	Includes 75 shares of the Company’s common stock held by Mr. Iger’s spouse and 387 RSUs vesting on February 1, 2013.

(9)	Includes 21,370 shares of the Company’s common stock that Ms. Jung has the right to acquire by exercise of stock options and 387 RSUs vesting on February 1, 2013.

(10)	Includes 2,000 shares of the Company’s common stock held by Dr. Levinson’s spouse, 75,342 shares of the Company’s common stock that Dr. Levinson has the right to acquire by exercise of stock options and 387 RSUs vesting on February 1, 2013.

(11)	Includes 54,185 RSUs held by Mr. Mansfield vesting from March 24, 2012 through 60 days after the Table Date. Excludes 195,815 unvested RSUs held by Mr. Mansfield.

(12)	Excludes 250,000 unvested RSUs held by Mr. Oppenheimer.

(13)	Excludes 275,000 unvested RSUs held by Mr. Sewell.

(14)	Includes 387 RSUs held by Dr. Sugar vesting on February 1, 2013.

(15)	Excludes 257,500 unvested RSUs held by Mr. Williams.

(16)	Includes 283,260 shares of the Company’s common stock that the directors have the right to acquire by exercise of stock options, and 12,620 RSUs vesting within 60 days after the Table Date. Excludes 2,837,075 unvested RSUs held by executive officers.

*	Represents less than 1% of the issued and outstanding shares of the Company’s common stock as of the Table Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company and any written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were timely met during 2012, except that one Form 4 was filed for John Browett on April 25, 2012 with respect to the acquisition of 100,000 RSUs on April 20, 2012.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. A copy of this policy is available on the Company’s website at www.apple.com/investor.

The policy provides that the Audit Committee reviews transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate:

•	The related person’s interest in the transaction;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the transaction; and

•

Any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve or ratify transactions. A summary of any new transactions pre-approved or ratified by the Chair is provided to the Audit Committee for its review in connection with its next scheduled meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	Employment as an executive officer, subject to conditions;

•	Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of SEC Regulation S-K;

•

Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenue;

•

Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis, such as dividends.

A summary of new transactions covered by the standing pre-approvals is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.

Transactions with Related Persons

The Company enters into commercial dealings with Disney, J.Crew and Avon that it considers arms-length, including sales arrangements and, in the case of Disney, iTunes Store content licensing agreements and similar arrangements. The Company enters into these commercial dealings in the ordinary course of its business. Mr. Iger, a director of the Company since November 15, 2011, is President and Chief Executive Officer and a director of Disney. Mr. Drexler is Chairman and Chief Executive Officer of J.Crew. Ms. Jung was Executive Chairman and previously Chairman and Chief Executive Officer of Avon during the fiscal year. The Company does not believe that any of Mr. Drexler, Mr. Iger or Ms. Jung has a material direct or indirect interest in any of such commercial dealings.

The Board has determined that all Board members, excluding Mr. Cook, are independent under the applicable NASDAQ and SEC rules. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Company and the companies and organizations with which the directors are affiliated.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

During 2012, the Compensation Committee consisted of four Non-Employee Directors: Messrs. Campbell, Drexler and Gore and Ms. Jung,1 each of whom the Board has determined is independent under the applicable NASDAQ rules. The Compensation Committee has duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

Millard S. Drexler	Al Gore	Andrea Jung (Chair)

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.

The Company’s named executive officers for 2012 were:

Timothy Cook	Chief Executive Officer
Peter Oppenheimer	Senior Vice President, Chief Financial Officer
Robert Mansfield	Senior Vice President, Technologies
Bruce Sewell	Senior Vice President, General Counsel and Secretary
Jeffrey Williams	Senior Vice President, Operations

The compensation for the named executive officers consists of three elements—long-term equity awards in the form of RSU awards, annual performance-based cash bonuses, and base salaries—that are designed to reward performance in a simple and straightforward manner. The compensation program is weighted toward long-term equity awards rather than cash compensation in order to maximize retention and ensure that a significant portion of the named executive officers’ compensation is tied to the Company’s long-term stock price performance.

None of the named executive officers has any type of employment agreement or severance arrangement with the Company. In addition, the Company has no long-term cash compensation program or supplemental retirement plan. The Company does not provide tax reimbursements to the named executive officers, nor does it provide perquisites or change in control benefits to its officers that are not available to employees generally.

[1]	Mr. Campbell served on the Compensation Committee from November 15, 2011 until August 23, 2012, when he stopped serving on the Compensation Committee and rejoined the Audit Committee.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. In 2012, the Company’s revenue grew to $156.5 billion, representing an increase of $48.3 billion or 45% compared to 2011. Net income grew to $41.7 billion in 2012, an increase of $15.8 billion or 61% compared to 2011. The Company’s strong earnings and operational performance helped drive a cash and marketable securities balance of $121.3 billion at the end of 2012, an increase of $39.7 billion compared to 2011. Further, the Company’s total shareholder return, calculated on a dividend reinvested basis, over the prior 1-, 3- and 5-year periods was 76%, 261% and 337%, respectively.

Highlights of the Company’s executive compensation program include the following:

•

The Compensation Committee granted regular RSU awards to members of the executive team, other than Mr. Cook, in November 2011. This is consistent with the Company’s recent practice of granting regular RSU awards to the named executive officers (other than the CEO) approximately every two fiscal years. Messrs. Oppenheimer, Mansfield, Sewell, and Williams each received 150,000 RSUs. Fifty percent (50%) of the awards are scheduled to vest in June 2013 and fifty percent (50%) of the awards are scheduled to vest in March 2016, subject to each officer’s continued employment with the Company through the applicable vesting dates. Mr. Mansfield’s vesting schedule was modified in May 2012 as described on page 27.

•	Mr. Cook did not receive an RSU award in 2012 in light of the RSU award he received in connection with his promotion to CEO in August 2011.

•

Following a recommendation by Mr. Cook to the Compensation Committee, the Company adopted stock ownership guidelines for the CEO and the Non-Employee Directors. Under the guidelines, Mr. Cook is expected to own shares of Company common stock that have a value equal to ten times his base salary.

•

The base salaries and bonus opportunities for each of the named executive officers were increased for 2012 based on competitive market data, internal equity considerations, and the Compensation Committee’s assessment of the Company’s performance. Mr. Cook’s base salary was increased to $1,400,000 and the base salaries of Messrs. Oppenheimer, Mansfield, Sewell and Williams were increased to $800,000. The target and maximum bonus opportunities for each named executive officer were increased to 100% and 200%, respectively, of the officer’s base salary. The changes generally have the effect of positioning target annual cash compensation for the named executive officers, other than Mr. Cook, at approximately the median for executives at peer companies. Mr. Cook’s target cash compensation remains significantly below the median for CEOs of peer companies.

•

The Company exceeded the maximum performance goals for both net sales and operating income set by the Compensation Committee for 2012. Accordingly, each executive officer received the maximum payout of 200% of base salary under the performance-based bonus plan.

•

Texas Instruments was removed and DIRECTV and Viacom were added to the primary peer group used for compensation comparison purposes. The Compensation Committee also established a secondary peer group of general industry mega-cap companies to provide a broader perspective on pay levels and practices for companies of comparable size.

•

The Company authorized a dividend program in 2012. In connection with this program, all outstanding and unvested RSU awards granted to employees, other than the RSU awards held by Mr. Cook, were modified to allow dividend equivalents to accrue on unvested RSUs in order to maintain the economic alignment between the value of an RSU and the value of a share of Company common stock. Upon payment of a dividend by the Company to its shareholders, an employee with an outstanding RSU award is credited with a dollar amount equal to the dividend that would have been paid if the shares subject to that award were vested shares of common stock rather than unvested RSUs. These “dividend equivalents” are paid to an employee only if and when the underlying RSUs vest. Mr. Cook requested that none of his RSU awards be modified to participate in dividend equivalents.

EXECUTIVE COMPENSATION DECISION-MAKING PROCESS

Determining Compensation for the Chief Executive Officer

Mr. Cook was promoted to CEO in August 2011. At that time, the Board granted Mr. Cook 1,000,000 RSUs as a promotion and retention award. Fifty percent (50%) of Mr. Cook’s award is scheduled to vest on August 24, 2016 (five years after the award date) and fifty percent (50%) of Mr. Cook’s award is scheduled to vest on August 24, 2021 (ten years after the award date), subject to Mr. Cook’s continued employment with the Company through the applicable vesting dates. In light of the RSU award granted to Mr. Cook in connection with his promotion to CEO, the Compensation Committee did not grant Mr. Cook an RSU award in 2012.

Mr. Cook did not participate in the Compensation Committee or the Board’s deliberations or decisions with regard to his own compensation. However, in modifying the Company’s RSU awards to allow dividend equivalents to accrue on outstanding RSUs held by the Company’s employees generally, the Compensation Committee considered Mr. Cook’s request that none of his RSU awards be modified to participate in dividend equivalents. As of May 24, 2012, the date the Committee modified the Company’s outstanding RSU awards, Mr. Cook held 1,125,000 unvested RSUs. Assuming a quarterly dividend of $2.65 per share over the vesting periods of his RSUs, Mr. Cook will forgo approximately $75 million in dividend equivalent value that would have otherwise been paid to him if and when his RSUs vested.

Mr. Cook also recommended to the Compensation Committee that the Company adopt stock ownership guidelines for the CEO and the Non-Employee Directors. The stock ownership guidelines were reviewed and approved by the Compensation Committee, and subsequently adopted by the Company. Under the guidelines, Mr. Cook is expected to own shares of Company common stock that have a value equal to ten times his base salary. Non-Employee Directors are expected to own shares of Company common stock that have a value equal to five times their annual cash retainer for serving as a director. Shares must be owned directly by the individual acquired through open market purchases or upon the vesting of RSU awards, or owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children. Each individual is expected to satisfy the applicable stock ownership guideline within five years.

In November 2011, the Compensation Committee determined that it was appropriate to increase Mr. Cook’s base salary to $1,400,000 from $900,000. Mr. Cook’s cash compensation is set at a higher level than the cash compensation for the other members of the executive team to reflect his responsibilities for the overall leadership of the Company. Mr. Cook participates in the same performance-based bonus program as the other named executive officers and has the same target and maximum bonus opportunities of 100% and 200%, respectively, of his base salary.

In deciding to increase the cash compensation for Mr. Cook, the Compensation Committee considered the Company’s financial results, Mr. Cook’s responsibilities as CEO, and his total cash compensation opportunities as compared to the total cash compensation opportunities of the other named executive officers as well as the total cash compensation opportunities of CEOs at peer companies. Despite this increase, the target annual cash compensation for Mr. Cook remains significantly below the median annual cash compensation level for CEOs at peer companies.

Determining Compensation for the Other Named Executive Officers

Team-Based Approach. Each named executive officer is a member of the Company’s executive team. The Company’s executive compensation program is intended to promote and retain stability within the executive team. Each named executive officer has been an employee of the Company for at least 10 years, other than Mr. Sewell who joined the Company in 2009.

Performance Expectations. The compensation program for the executive team rests on two principles. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. The Company believes that executives who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from the Company. Second, each executive officer must contribute as a member of the executive team to the Company’s overall success rather than focus solely on specific objectives within the officer’s area of responsibility.

Internal Equity. Because the Company’s executive officers operate as a team, the Compensation Committee considers internal pay equity to be an important factor in the Committee’s decisions on executive compensation. As a result, the compensation awarded to each of Messrs. Oppenheimer, Mansfield, Sewell, and Williams in 2012 was largely the same.

Discretion and Judgment of the Compensation Committee

The Compensation Committee determines all compensation for the named executive officers. Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. At the Compensation Committee’s request, Mr. Cook provides input for the Compensation Committee regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to Mr. Cook’s evaluation of the other named executive officers because of his direct knowledge of each executive officer’s performance and contributions.

The Role of the Compensation Consultant. The Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent executive compensation consulting firm. F.W. Cook does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the named executive officers.

The Role of Peer Companies and Benchmarking. With the assistance of F.W. Cook, the Compensation Committee identified a group of primary peer companies to use for compensation comparison purposes for 2012. In determining the primary peer group, the Compensation Committee selected U.S.-based, stand-alone, publicly traded companies that, in its view, compete with the Company for talent, and are in one of the following industries: communications equipment, computers and peripherals, diversified telecommunications services, internet and catalog retail, internet software and services, media, semiconductors and semiconductor equipment, or software.

Prior to 2012, a company would only be included in the peer group if its revenue and market capitalization were at least one-fifth of the Company’s size. Given the Company’s growth, the threshold size requirement for revenue and market capitalization were lowered for 2012 to $15 billion and $25 billion, respectively, to help ensure a sufficiently robust sample of peer companies. Applying these new thresholds, Texas Instruments was removed and DIRECTV and Viacom were added to the primary peer group used for compensation comparison purposes. The primary peer group for 2012 is as follows:

Amazon.com, Inc.	Google Inc.	Oracle Corporation
AT&T Inc.	Hewlett-Packard Company	QUALCOMM Incorporated
Cisco Systems, Inc.	Intel Corporation	Time Warner Inc.
Comcast Corporation	International Business Machines Corporation	Verizon Communications Inc.
Dell Inc.	Microsoft Corporation	Viacom Inc.
DIRECTV	News Corporation	The Walt Disney Company
EMC Corporation

In 2012, the Compensation Committee also established a secondary peer group of general industry “mega-cap” companies to provide a broader perspective on pay levels and practices for companies of comparable size. The thresholds for inclusion in the secondary peer group were $75 billion in revenue and a 12-month average market capitalization of $150 billion. Companies that are already included in the primary peer group were excluded. The secondary peer group for 2012 is as follows:

Berkshire Hathaway Inc.	General Electric Company
Chevron Corporation	Procter & Gamble Co.
Exxon Mobil Corporation	Wal-Mart Stores Inc.

Unless otherwise specified, references in this Compensation Discussion and Analysis to peer companies include both the primary and the secondary peer group companies.

The Compensation Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the Company’s performance. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation “at the 75th percentile.” The Compensation Committee further believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers because compensation benchmarking does not take the specific performance of the named executive officers, or the performance of the Company, into account. In 2012, the Company had the highest market capitalization, revenue growth, and operating income growth of any of the peer companies.

Consideration of Say-on-Pay Vote Results. The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s 2012 annual meeting of shareholders, approximately 83% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s executive compensation program, and did not change its approach in 2012. The Compensation Committee will continue to consider the results of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

ELEMENTS OF THE COMPENSATION PROGRAM AND 2012 COMPENSATION

The Company’s executive compensation program is simple in design. It consists of three components, listed in order of their importance:

•	Long-term equity awards in the form of RSUs under the shareholder-approved 2003 Employee Stock Plan (the “2003 Plan”);

•	Annual performance-based cash bonuses under the 2003 Plan; and

•	Base salaries.

The named executive officers are also eligible to participate in the Company’s health and welfare programs, employee stock purchase plan, 401(k) plan, matching gifts program, and other broad-based programs on the same basis as other employees.

The Role of Long-Term Equity Awards

Emphasis on RSUs. The Company believes long-term equity awards in the form of RSUs are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders. Accordingly, the Company’s executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation. The Company believes RSUs create incentives for performance and further align the interests of executives with those of shareholders because an RSU’s value increases or decreases in conjunction with the Company’s stock price.

Frequency of Equity Awards and Impact on the Summary Compensation Table. The Company’s recent practice has been to grant equity awards to executives, other than the CEO, approximately every two fiscal years (with limited exceptions for special cases, such as awards to new hires or in connection with promotions). The Company believes that this practice is consistent with a long-term view of performance. In accordance with applicable SEC rules, the table entitled “Summary Compensation Table—2012, 2011, and 2010” includes as compensation for each named executive officer the full grant-date fair value (as determined under generally accepted accounting principles) for all equity awards granted to the named executive officer during each year shown in the table. Accordingly, the compensation shown for each named executive officer will generally be comparatively high for the years in which the Company grants RSU awards to the officers and comparatively low for the years in which the Company does not grant RSU awards.

Long Vesting Periods Maximize Retention and Support Long-Term Focus. The Company believes granting awards with long vesting periods creates a substantial retention incentive and also encourages the named executive officers to focus on the Company’s long-term business objectives and long-term stock price performance. The Compensation Committee has discretion to grant awards with different vesting schedules for new hires or employees who are promoted to the executive team, and in special cases as determined by the Committee.

Regular RSU Awards. Consistent with the Company’s practice of granting regular RSU awards approximately every two fiscal years, the Compensation Committee awarded RSU awards to members of the executive team, other than Mr. Cook, on November 2, 2011. Messrs. Oppenheimer, Mansfield, Sewell, and Williams were each granted 150,000 RSUs. Fifty percent (50%) of the awards are scheduled to vest on June 21, 2013 and fifty percent (50%) of the awards are scheduled to vest on March 21, 2016, subject to each officer’s continued employment with the Company through the applicable vesting date. The RSU awards are subject to a “clawback” provision described below. As described below, Mr. Mansfield’s vesting schedule was modified in May 2012 after Mr. Mansfield expressed his intention to retire from the Company.

The Compensation Committee’s determination of the size of the RSU awards was a subjective determination. The Compensation Committee believed that the RSU awards should be meaningful in size in order to retain the Company’s executive team during the CEO transition. There was no formula or peer group “benchmark” used in determining these awards. Rather, the size of the awards was the result of the Compensation Committee’s business judgment, which was informed by the experiences of the members of the Committee, the Committee’s assessment of the Company’s performance, the input received from Mr. Cook, as well as the input and peer group data provided by F.W. Cook.

The vesting dates for the RSU awards granted in November 2011 were chosen to complement the vesting dates of the RSU awards previously granted by the Company and scheduled to vest in March 2012 and September 2014. Following the grant in November 2011, the executive officers (other than Mr. Cook) had RSUs vesting in March 2012, June 2013, September 2014, and March 2016. The Committee believes these staggered vesting dates create a substantial retention incentive and encourage the executives to focus on the Company’s long-term performance.

Dividend Equivalents. In 2012, the Company authorized a dividend and share repurchase program. In connection with this program, the Compensation Committee modified all outstanding and unvested RSU awards granted by the Company to its employees (other than Mr. Cook). The modifications allow dividend equivalents to accrue on unvested RSUs and be paid out upon vesting of the underlying RSUs. The crediting of dividend equivalents is meant to preserve the equity-based incentives intended by the Company when the awards were granted and to treat employees with RSU awards consistently with shareholders. As noted above, Mr. Cook requested that none of his RSU awards be modified to participate in dividend equivalents.

In accordance with applicable SEC rules, the table entitled “Summary Compensation Table—2012, 2011, and 2010” includes as compensation for each named executive officer the incremental fair value of this modification (as determined under generally accepted accounting principles) for each of the outstanding RSU awards held by the named executive officers (other than Mr. Cook).

Mr. Mansfield. In May 2012, Mr. Mansfield notified the Company that he intended to retire but would assist with the transition of his role over several months. At the time, it appeared unlikely that Mr. Mansfield would remain employed by the Company until June 21, 2013, which was the first vesting date of Mr. Mansfield’s regular RSU award that was granted to him in November 2011. As a result, the Compensation Committee determined that it was in the Company’s best interests to modify the vesting schedule of the RSU award granted to Mr. Mansfield in November 2011 in order to compensate Mr. Mansfield for the portion of time that he was expected to provide services to the Company.

The Compensation Committee believed the modification was appropriate given that Mr. Mansfield’s compensation, like that of the other executive officers, is weighted considerably toward long-term equity awards, Mr. Mansfield was expected to perform services for a significant portion of the vesting period, and Mr. Mansfield was expected to contribute to several important projects during the transition period. The Committee believed that a modification of Mr. Mansfield’s existing RSU award, rather than a grant of a new RSU award or cash bonus, was the appropriate incentive for Mr. Mansfield to continue providing services to the Company. Therefore, no other changes were made to Mr. Mansfield’s compensation.

The Committee modified the vesting schedule of Mr. Mansfield’s November 2011 RSU award so that the RSUs that would have vested on June 21, 2013 instead vest daily over the period from March 24, 2012 to June 21, 2013, subject to Mr. Mansfield’s continued employment by the Company. The March 24, 2012 date was chosen because it was the most recent vesting date of an RSU award held by Mr. Mansfield.

Under applicable accounting guidance, this modification of the November 2011 RSU award resulted in additional non-cash accounting charges as compensation expense for the Company. In accordance with applicable SEC rules, the table entitled “Summary Compensation Table—2012, 2011, and 2010” below includes as 2012 compensation for Mr. Mansfield the incremental fair value of this award as of the modification date, as determined under generally accepted accounting principles. As discussed in Footnote 1 to the “Summary Compensation Table—2012, 2011, and 2010” below, the “stock award” compensation in the Summary Compensation Table for 2012 for Messrs. Oppenheimer, Mansfield, Sewell and Williams consists of (1) the grant date fair value of their November 2011 RSU awards, (2) the accounting charges due to the modification of their RSUs to provide dividend equivalents, and (3) with respect to Mr. Mansfield, the additional non-cash accounting charges attributable to the modification of the vesting schedule of his November 2011 RSU award. Mr. Mansfield’s greater reported “stock award” compensation for 2012 (relative to Messrs. Oppenheimer, Sewell and Williams) reflects the accounting treatment at the modification date for this award. Mr. Mansfield received the same number of RSUs in 2012 as Messrs. Oppenheimer, Sewell and Williams.

Clawback of RSU Awards. The named executive officers’ RSU awards are granted under the Company’s standard form of RSU agreement. This agreement requires an employee to deliver or otherwise repay to the Company any shares or other amount that may be paid in respect of an RSU award in the event the employee commits a felony, engages in a breach of confidentiality, commits an act of theft, embezzlement or fraud, or materially breaches any agreement with the Company.

Prohibition on Hedging and Short Sales. The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

The Role of Cash Compensation

Overview. The named executive officers’ cash compensation consists of base salaries and performance-based cash bonuses. In November 2011, the Compensation Committee decided to increase the cash compensation levels of the named executive officers. This decision was made after considering the Company’s strong financial performance, the peer company data provided by F.W. Cook, the Company’s larger market capitalization relative to the peer group, and the named executive officer’s total cash compensation opportunities as compared to the total cash compensation opportunities for executives of companies within the primary peer group.

The peer company data provided by F.W. Cook indicated that the 2011 base salary levels, as well as the 2011 bonus opportunities, for the named executive officers were significantly below the median of similarly situated executives at peer companies. Accordingly, the Compensation Committee determined that it would be appropriate to increase their cash compensation levels.

The changes in base salary and bonus levels described below generally have the effect of positioning target annual cash compensation for the named executive officers, other than Mr. Cook, at approximately the median annual cash compensation levels for executives at peer companies. As noted above, the target annual cash compensation for Mr. Cook remains significantly below the median annual cash compensation level for CEOs at peer companies.

Base Salaries. Base salaries are customary and help attract and retain executives. In November 2011, the Compensation Committee determined that it was appropriate, for the reasons noted above, to increase the base salaries of the executive team, including Messrs. Oppenheimer, Mansfield, Sewell, and Williams, to $800,000 from $700,000.

Performance-Based Cash Bonuses. The Compensation Committee awards performance-based cash bonuses to compensate the named executive officers for achieving the Company’s annual performance goals. The Compensation Committee determined, for the reasons noted above, that it was also appropriate to increase the target and maximum bonus opportunities for the named executive officers in 2012 to 100% and 200%, respectively, of the officer’s base salary. No other aspects of the performance-based bonus program were changed, except for the 2012 performance goals.

The bonuses represent a relatively small percentage of the executives’ total compensation given the Company’s emphasis on long-term equity awards. In addition, the Company prefers to emphasize long-term shareholder value creation over annual operating results. Accordingly, the bonus program is modestly funded relative to those generally in place at peer companies, as reflected by the following:

•	The target bonus of 100% of base salary is lower than those of peer companies generally, where median target bonus opportunities commonly range from 125% to 200% of base salary;

•	The maximum bonus of 200% of base salary for exceptional performance is lower than the maximum bonus opportunities generally provided at peer companies; and

•	The Company has no long-term cash bonus program.

Performance Criteria. The performance criteria used to determine the annual bonuses for the named executive officers were net sales and operating income as determined in accordance with generally accepted accounting principles. These criteria were chosen because they reflect commonly recognized measures of overall company performance and are associated with the creation of value for shareholders.

Performance Goals. Performance goals are set at target and maximum levels based on objectives in the Company’s internal business plan. The target and maximum goals for net sales in 2012 represent an increase of 25% and 29%, respectively, over the Company’s actual performance in 2011. The target and maximum goals for operating income in 2012 represent an increase of approximately 15% and 20%, respectively, over the Company’s actual performance in 2011. The table below shows the target and maximum goals and the Company’s actual performance for 2012.

	2012 (in Millions)
Performance Criteria	Target Goal	Maximum Goal	Actual Performance
Net Sales	$135,500	$140,000	$156,508
Operating Income	$38,780	$40,675	$55,241

Payout Structure. The payout structure is based on an equal weighting of operating income and net sales because each measure is considered equally important in the Company’s internal business plan. The performance-based cash bonuses are defined as a percentage of the executive’s base salary, and payouts are interpolated for achievement of performance between the target and maximum goals. No payout is made relative to a particular performance criterion unless the target performance goal is achieved with respect to that criterion. The payout structure in effect for 2012 is shown in the table below.

	Percentage of Base Salary Payable as Performance-Based Cash Bonus
Performance Criteria	Target Goal	Maximum Goal	2012 Payout Based on Actual Performance
Net Sales	50%	100%	100%
Operating Income	50%	100%	100%
Total Payout			200%

At the end of the year, the Compensation Committee determines the amount of the bonus to be paid to each executive officer by comparing the Company’s financial results to the performance goals. The Compensation Committee may, in its discretion, reduce (but not increase) the amount of any individual bonus based on its subjective assessment of the officer’s overall performance. In 2012, the Company exceeded the maximum performance goals for both net sales and operating income, and the Compensation Committee determined that no downward adjustments to the bonuses would be made based on individual performance. As a result, the Compensation Committee awarded the named executive officers performance-based cash bonuses equal to 200% of their base salaries.

No Employment Agreements or Other Arrangements

The named executive officers are employed at will. Based on the Company’s philosophy that its executive compensation program should be simple and directly linked to performance, the compensation program for the named executive officers does not include any of the following pay practices:

•	Employment agreements;

•	Severance arrangements;

•	Cash payments in connection with a change in control of the Company;

•	Tax gross-ups; or

•	Supplemental executive retirement benefits.

In addition, the Company does not provide any perquisites or change in control benefits to the named executive officers that are not available to other non-executive employees.

Other Considerations

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided under a shareholder-approved plan. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.

The Company’s performance-based cash bonuses are intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the

Compensation Committee pursuant to the 2003 Plan. However, the Company’s RSU awards do not qualify for tax deductibility under Section 162(m) to the extent the $1 million limit is exceeded because the awards are subject only to time-based vesting requirements.

Risk Considerations. The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section entitled “Board Oversight of Risk Management” above for an additional discussion of risk considerations.

Compensation Decisions for 2013

Base Salary Increases for Messrs. Oppenheimer, Mansfield, Sewell, and Williams. In October 2012, the Company announced changes to the executive team to encourage even more collaboration between the Company’s hardware, software, and services teams. In connection with this announcement, the Compensation Committee increased the base salary of the executive officers (other than Mr. Cook) to $875,000 from $800,000 to recognize the additional responsibilities assigned to the officers and to maintain internal equity.

Summary Compensation Table—2012, 2011, and 2010

The following table shows information regarding compensation of each of the named executive officers for each of the years they were so designated during 2012, 2011, and 2010.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(1)(e)	Non-Equity Incentive Plan Compensation ($)(2)(f)	All Other Compensation ($)(g)		Total ($)(h)
Timothy Cook Chief Executive Officer	2012	1,357,718	—	—	2,800,000	17,274	(3)	4,174,992
	2011	900,017	—	376,180,000	900,000	16,520		377,996,537
	2010	800,016	5,000,000	52,334,250	900,000	58,306		59,092,572

Peter Oppenheimer Senior Vice President, Chief Financial Officer	2012	805,400	—	66,169,750	1,600,000	16,412	(4)	68,591,562
	2011	700,014	—	—	700,000	16,129		1,416,143
	2010	700,014	—	28,377,000	700,000	19,652		29,796,666

Robert Mansfield Senior Vice President, Technologies	2012	805,400	—	83,118,825	1,600,000	16,412	(5)	85,540,637

Bruce Sewell Senior Vice President, General Counsel and Secretary	2012	805,400	—	66,571,750	1,600,000	12,662	(6)	68,989,812
	2011	700,014	—	—	700,000	8,771		1,408,785
	2010	650,012	—	28,377,000	700,000	12,597		29,739,609

Jeffrey Williams Senior Vice President, Operations	2012	805,400	—	66,269,800	1,600,000	16,412	(7)	68,691,612

(1)	The following table shows the three components of the Stock Award compensation reported in Column (e) above for the named executive officers for 2012:

Name	Aggregate Grant Date Fair Value of New RSUs Awarded in 2012 ($)(i)	Accounting Charges due to RSU Modification to Provide Dividend Equivalents (No Additional RSUs Awarded) ($)(ii)	Subtotal of Columns (i) and (ii) ($)	Non-Cash Accounting Charges due to Modification of RSU Vesting Schedule (No Additional RSUs Awarded) ($)(iii)	Stock Awards Total ($)
Timothy Cook	—	—	—	—	—
Peter Oppenheimer	59,611,500	6,558,250	66,169,750	—	66,169,750
Robert Mansfield	59,611,500	5,763,250	65,374,750	17,744,075	83,118,825
Bruce Sewell	59,611,500	6,960,250	66,571,750	—	66,571,750
Jeffrey Williams	59,611,500	6,658,300	66,269,800	—	66,269,800

(i) Aggregate Grant Date Fair Value of New RSUs Awarded in 2012. In accordance with SEC rules, the amounts shown in Column (e) for 2012 include the aggregate grant date fair value of stock awards made in November 2011. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. As noted in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s recent practice has been to grant regular RSU awards to the named executive officers (other than the CEO) approximately every two fiscal years, with limited exceptions for special cases, such as awards to new hires or in connection with promotions. As a result, the compensation shown for each named executive officer will generally be comparatively high for the years in which the Company grants RSU awards to the officers and comparatively low for the years in which the Company does not grant RSU awards. For a discussion of the assumptions and methodologies used to value these awards, please see the discussion of stock awards contained in Part II, Item 8, “Financial Statements and Supplementary Data” of the Annual Report in Notes to Consolidated Financial Statements at Note 6, “Shareholders’ Equity and Share-Based Compensation.”

(ii) Accounting Charges due to RSU Modification to Provide Dividend Equivalents. Except as to Mr. Cook, whose RSUs were not modified to include dividend equivalents, the amounts shown in Column (e) for 2012 also include the incremental fair value, computed in accordance with FASB Topic 718, of the named executive officers’ RSUs on May 24, 2012 to provide for dividend equivalents. No additional RSUs were awarded as part of this modification.

(iii) Non-Cash Accounting Charges due to Modification of RSU Vesting Schedule. The amount shown in Column (e) for Mr. Mansfield for 2012 also includes the incremental fair value, computed in accordance with FASB Topic 718, of the modification for a portion of Mr. Mansfield’s RSU award granted to him on November 2, 2011.

As explained in more detail in the Compensation Discussion and Analysis beginning on page 27, Mr. Mansfield announced in May 2012 his intent to retire after providing transitional services to the Company for several months, and it appeared unlikely that he would remain employed by the Company through June 21, 2013, the first vesting date of his November 2011 RSU award. The Compensation Committee therefore determined that it was in the Company’s best interests to modify the vesting schedule of that award in order to compensate Mr. Mansfield for the portion of time that he was expected to perform services for the Company. The Compensation Committee believed the modification was appropriate given that Mr. Mansfield’s compensation, like that of the other executive officers, is weighted considerably toward long-term equity awards, Mr. Mansfield was expected to perform services for a significant portion of the vesting period, and Mr. Mansfield was expected to contribute to several important projects during the transition period. Mr. Mansfield’s greater reported “stock award” compensation for 2012 (relative to Messrs. Oppenheimer, Sewell and Williams) reflects the non-cash accounting treatment of the modification of the vesting schedule of that award. Mr. Mansfield received the same number of RSUs in 2012 as Messrs. Oppenheimer, Sewell and Williams.

(2)	As described under “Executive Compensation—Compensation Discussion and Analysis,” the named executive officers’ annual bonuses are based on the performance of the Company and the individual executive relative to pre-established objectives for the year. The target and maximum amounts for each named executive officer’s 2012 bonus opportunity are shown in the table entitled “Grants of Plan-Based Awards—2012.” The Company exceeded the maximum performance goals for both net sales and operating income set by the Compensation Committee for 2012. Accordingly, each executive officer received the maximum payout of 200% of base salary under the performance-based bonus plan.

(3)	This amount represents: (i) the Company’s contributions to Mr. Cook’s account under its 401(k) plan in the amount of $15,000; and (ii) Company-paid term life insurance premiums in the amount of $2,274.

(4)	This amount represents: (i) the Company’s contributions to Mr. Oppenheimer’s account under its 401(k) plan in the amount of $15,000; and (ii) Company-paid term life insurance premiums in the amount of $1,412.

(5)	This amount represents: (i) the Company’s contributions to Mr. Mansfield’s account under its 401(k) plan in the amount of $15,000; and (ii) Company-paid term life insurance premiums in the amount of $1,412.

(6)	This amount represents: (i) the Company’s contributions to Mr. Sewell’s account under its 401(k) plan in the amount of $11,250; and (ii) Company-paid term life insurance premiums in the amount of $1,412.

(7)	This amount represents: (i) the Company’s contributions to Mr. Williams’ account under its 401(k) plan in the amount of $15,000; and (ii) Company-paid term life insurance premiums in the amount of $1,412.

Compensation of Named Executive Officers

The table entitled “Summary Compensation Table—2012, 2011, and 2010” above quantifies the value of the different forms of compensation of each of the named executive officers for services rendered during 2012, 2011, and 2010. The primary elements of each named executive officer’s total compensation shown in the table are base salary, an annual bonus, and long-term equity awards consisting of RSUs. Named executive officers also received the other benefits listed in Column (g) of the table entitled “Summary Compensation Table—2012, 2011, and 2010,” as further described in the footnotes to the table. As noted above, the Company does not have employment agreements or severance arrangements with any of the named executive officers.

The table entitled “Summary Compensation Table—2012, 2011, and 2010” should be read in conjunction with the following tables and narrative descriptions. The table entitled “Grants of Plan-Based Awards—2012” and the accompanying description provide information regarding the bonus opportunities awarded to named executive officers in 2012. The tables entitled “Outstanding Equity Awards at 2012 Year-End” and “Option Exercises and Stock Vested—2012” provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Grants of Plan-Based Awards—2012

The following table shows information regarding the incentive awards granted to or modified for the named executive officers for 2012.

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(f)	Grant Date Fair Value of Stock and Option Awards ($)(1)(g)
Name (a)		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)
Timothy Cook	—	0	1,400,000	2,800,000	—	—
Peter Oppenheimer	11/02/2011	—	—	—	150,000	59,611,500
	5/24/2012	—	—	—	250,000	6,558,250	(2)
	—	0	800,000	1,600,000	—	—
Robert Mansfield	11/02/2011	—	—	—	150,000	59,611,500
	5/24/2012	—	—	—	175,000	5,763,250	(2)
	5/24/2012	—	—	—	75,000	17,744,075	(3)
	—	0	800,000	1,600,000	—	—
Bruce Sewell	11/02/2011	—	—	—	150,000	59,611,500
	5/24/2012	—	—	—	300,000	6,960,250	(2)
	—	0	800,000	1,600,000	—	—
Jeffrey Williams	11/02/2011	—	—	—	150,000	59,611,500
	5/24/2012	—	—	—	265,000	6,658,300	(2)
	—	0	800,000	1,600,000	—	—

(1)	The amounts shown in Column (g) reflect the fair value of these awards on the grant or modification date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. As noted in the “Executive Compensation—Compensation Discussion and Analysis,” the Company’s recent practice has been to grant regular RSU awards to named executive officers (other than the CEO) approximately every two fiscal years, with limited exceptions for special cases, such as awards to new hires and in connection with promotions. As a result, the compensation shown for named executive officers in the “Grants of Plan-Based Awards—2012” table will generally be comparatively high for the years in which the Company grants RSU awards to the officers and comparatively low for the years in which the Company does not grant RSU awards. For a discussion of the assumptions and methodologies used to calculate the value of the awards shown in Column (g), please see footnote (1) to the “Summary Compensation Table—2012, 2011 and 2010.”

(2)	This amount includes the incremental fair value, computed in accordance with FASB Topic 718, of the modification on May 24, 2012 of the RSUs granted to Messrs. Oppenheimer, Mansfield, Sewell and Williams to provide for dividend equivalents as discussed under “Description of Plan-Based Awards.”

(3)	This amount includes the incremental fair value, computed in accordance with FASB Topic 718, of the modification on May 24, 2012 of a portion of Mr. Mansfield’s RSU award granted to him on November 2, 2011 as discussed under “Description of Plan-Based Awards.” Mr. Mansfield received the same number of RSUs in 2012 as Messrs. Oppenheimer, Sewell and Williams.

Description of Plan-Based Awards

Each of the “Non-Equity Incentive Plan Awards” shown in the table entitled “Grants of Plan-Based Awards—2012” was granted under the 2003 Plan, which provides flexibility to grant non-equity incentive awards (i.e., cash bonus opportunities), as well as equity awards. The material terms of the 2012 non-equity incentive awards are described under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “The Role of Cash Compensation.”

Column (f) of the table entitled “Grants of Plan-Based Awards—2012” reports awards of RSUs granted to the named executive officers in 2012. Each of these awards was granted under, and is subject to, the terms of the 2003 Plan. The Compensation Committee administers the 2003 Plan. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon such officer’s death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the 2003 Plan, each named executive officer’s outstanding awards granted under the plan will generally terminate if the Company undergoes a corporate transaction, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards.

Each RSU represents a contractual right to receive one share of the Company’s common stock. The November 2, 2011 awards to Messrs. Oppenheimer, Sewell and Williams are scheduled to vest 50% on June 21, 2013 and the remaining 50% on March 21, 2016. The November 2, 2011 award to Mr. Mansfield was modified on May 24, 2012 so that the portion of the award that otherwise would have vested on June 21, 2013 would vest daily over the period from March 24, 2012 to June 21, 2013. The portion of Mr. Mansfield’s award scheduled to vest on March 21, 2016 was not modified. In each case, vesting is contingent on the officer’s continued employment with the Company through the applicable vesting date.

The Compensation Committee approved modifications on May 24, 2012 to each then-outstanding RSU award granted by the Company to its employees (other than Mr. Cook) to provide that if the Company pays an ordinary cash dividend on its common stock, the RSU award will be credited with an amount equal to the per-share cash dividend paid by the Company, multiplied by the total number of RSUs subject to the award that are outstanding immediately prior to the record date for such dividend. The amounts that are credited to each award are referred to as “dividend equivalents.” Any dividend equivalents credited to an award granted by the Company will be subject to the same vesting, payment and other terms and conditions as the unvested RSUs to which the dividend equivalents relate. The crediting of dividend equivalents is meant to preserve the equity-based incentives intended by the Company when the awards were granted and to treat RSU award holders consistently with shareholders. Named executive officers do not have right to vote or dispose of their RSUs.

Outstanding Equity Awards at 2012 Year-End

The following table shows information regarding the outstanding equity awards (consisting of RSU awards) held by each of the named executive officers as of September 29, 2012.

		Stock Awards
Name (a)	Grant Date (b)	Number of Shares or Units of Stock That Have Not Vested (#)(c)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(d)
Timothy Cook	9/21/2010	125,000	(2)	83,388,125
	8/24/2011	1,000,000	(3)	667,105,000

Peter Oppenheimer	9/21/2010	100,000	(2)	66,710,500
	11/02/2011	150,000	(4)	100,065,750

Robert Mansfield	9/21/2010	100,000	(2)	66,710,500
	11/02/2011	75,000	(5)	50,032,875
	5/24/2012	43,778	(6)	29,204,523

Bruce Sewell	9/21/2009	25,000	(7)	16,677,625
	9/21/2010	100,000	(2)	66,710,500
	11/02/2011	150,000	(4)	100,065,750

Jeffrey Williams	10/12/2008	3,750	(8)	2,501,644
	9/26/2009	11,250	(9)	7,504,931
	9/21/2010	100,000	(2)	66,710,500
	11/02/2011	150,000	(4)	100,065,750

(1)	The dollar amounts shown in Column (d) are determined by multiplying (x) the number of shares or units shown in Column (c) by (y) $667.105 (the closing price of the Company’s common stock on September 28, 2012, the last trading day of the Company’s fiscal 2012).

(2)	This RSU award is scheduled to vest in its entirety on September 21, 2014, provided that the officer continues to be employed with the Company through the vesting date.

(3)	This RSU award is scheduled to vest 50% on August 24, 2016, and the remaining 50% on August 24, 2021, provided that the officer continues to be employed with the Company through the vesting date.

(4)	This RSU award is scheduled to vest 50% on June 21, 2013, and the remaining 50% on March 21, 2016, provided that the officer continues to be employed with the Company through the vesting date.

(5)	The amount shown represents 50% of Mr. Mansfield’s RSU award granted on November 2, 2011, which was modified on May 24, 2012. The vesting schedule of this portion of the November 2, 2011 RSU award was not modified and is scheduled to vest on March 21, 2016, provided that the officer continues to be employed with the Company through the vesting date.

(6)	The amount shown represents the portion of Mr. Mansfield’s RSU award granted on November 2, 2011, and subsequently modified on May 24, 2012, that had not vested as of September 29, 2012. The modified portion of this RSU award vests daily over the period from March 24, 2012 to June 21, 2013. The modification of this RSU award is discussed under “Executive Compensation—Compensation Discussion and Analysis” in the section entitled “Elements of the Compensation Program and 2012 Compensation—The Role of Long-Term Equity Awards” and under “Grants of Plan-Based Awards—2012.”

(7)	This RSU award is scheduled to vest in its entirety on September 21, 2013, provided that the officer continues to be employed with the Company through the vesting date.

(8)	This RSU award vested in its entirety on October 15, 2012.

(9)	One third of this RSU award vested on October 15, 2012 and one third is scheduled to vest on April 15, 2013 and the remaining one third on October 15, 2013, provided that the officer continues to be employed with the Company through the vesting date.

Option Exercises and Stock Vested—2012

The following table shows information regarding the exercise of stock options by named executive officers during 2012, and information on the vesting during 2012 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(1)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(1)(e)
Timothy Cook	—	—	237,500	$139,653,875
Peter Oppenheimer	—	—	150,000	$89,407,500
Robert Mansfield	30,000	$12,472,330	151,222	$90,664,122	(2)
Bruce Sewell	—	—	25,000	$17,568,625
Jeffrey Williams	12,000	$4,138,265	25,000	$11,926,626

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of the Company’s common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s common stock on the vesting date and any dividend equivalents attributable to such shares.

(2)	The amount shown includes the portion of Mr. Mansfield’s RSU award granted on November 2, 2011 that vested in 2012 as a result of the May 24, 2012 modification of such award.

Potential Payments Upon Termination or Change in Control

As noted above, the Company does not have employment agreements or severance arrangements with any of its named executive officers, and the Company does not maintain any other plans or arrangements that provide for any named executive officer to receive cash severance or other cash payments in connection with a termination of such officer’s employment with the Company and/or a change in control of the Company.

RSU awards granted under the 2003 Plan provide for partial accelerated vesting upon the death or disability of the award recipient. The following table lists the named executive officers and the estimated amounts they would have become entitled to under the terms of all outstanding RSU awards granted to them under the 2003 Plan had their employment terminated due to death or disability on September 29, 2012.

Name	Estimated Total Value of Equity Acceleration upon Death or Disability ($)
Timothy Cook	$108,648,056
Peter Oppenheimer	$57,661,888
Robert Mansfield	$32,645,450
Bruce Sewell	$57,661,888
Jeffrey Williams	$61,664,518

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information, as of September 29, 2012, concerning shares of the Company’s common stock authorized for issuance under the Company’s equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	21,452,703	(3)	129.22	39,814,160	(4)
Equity compensation plans not approved by shareholders	48,722	(5)	7.42	—

Total equity compensation plans	21,501,425	(6)	128.31	39,814,160

(1)	The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	The weighted-average remaining contractual term of the Company’s outstanding options as of September 29, 2012 was 1.85 years.

(3)	This number includes 21,125,234 shares subject to outstanding awards granted under the 2003 Plan, of which 6,123,048 shares were subject to outstanding options and 15,002,186 shares were subject to outstanding RSU awards, and 327,469 shares subject to outstanding awards granted under the Director Plan, of which 324,760 shares were subject to outstanding options and 2,709 shares were subject to outstanding RSU awards.

(4)	This number includes 37,127,815 shares available for issuance under the 2003 Plan, 2,502,194 shares reserved for issuance under the Employee Stock Purchase Plan, and 184,151 shares available for issuance under the Director Plan. Shares issued in respect of awards other than stock options and stock appreciation rights granted under the 2003 Plan and the Director Plan count against the shares available for grant under the applicable plan as two shares for every share granted.

(5)	This number includes shares subject to outstanding options granted under the Company’s 1997 Employee Stock Option Plan (the “1997 Plan”). In August 1997, the Board approved the 1997 Plan, a non-shareholder approved plan for grants of stock options to employees who are not officers of the Company. Based on the terms of individual option grants, options granted under the 1997 Plan generally expire seven to ten years after the grant date. In October 2003, the Company terminated the 1997 Plan and no new options can be granted from this plan.

(6)	This table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies. As of September 29, 2012, an additional 48,109 shares of the Company’s common stock were subject to outstanding stock options assumed in connection with acquisitions of other companies (with a weighted average exercise price of $27.21 per share). Shares issued in respect of these assumed awards do not count against the share limits of the 2003 Plan.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended September 29, 2012. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee consists of four members: Drs. Levinson and Sugar and Messrs. Campbell and Iger. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended September 29, 2012 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm (“EY”). The Audit Committee has also discussed with EY the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Annual Report.

Members of the Audit Committee

Ronald Sugar (Chair)	William Campbell	Robert Iger	Arthur Levinson

OVERVIEW OF PROPOSALS

This Proxy Statement contains six proposals requiring shareholder action. Proposal No. 1 requests the election of eight directors to the Board. Proposal No. 2 requests the amendment of the Company’s Restated Articles of Incorporation. Proposal No. 3 requests the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013. Proposal No. 4 requests that shareholders vote on a non-binding advisory resolution approving the Company’s executive compensation. Proposals No. 5 and 6 are shareholder proposals. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

Election of Directors

The Board has nominated directors Campbell, Cook, Drexler, Gore, Iger, Jung, Levinson and Sugar to be elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s eight nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

In accordance with the policy of majority voting in uncontested director elections previously adopted by the Board, nominees receiving the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. Any nominee for election who does not receive the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum will promptly submit in writing his or her irrevocable offer of resignation to the Secretary of the Company, subject only to the Board’s acceptance of that offer of resignation in accordance with the Board’s policies and procedures.

Recommendation of the Board

The Board recommends that shareholders vote FOR the election of Messrs. Campbell, Cook, Drexler, Gore and Iger, Ms. Jung and Drs. Levinson and Sugar.

PROPOSAL NO. 2

Amendment of Articles of Incorporation

The Company’s shareholders are being asked to approve the amendment of the Restated Articles of Incorporation (the “Articles”). If approved, the amendment would:

1.	eliminate certain language relating to the term of office of directors in order to facilitate the adoption of majority voting for the election of directors;

2.	eliminate “blank check” preferred stock;

3.	establish a par value for the Company’s common stock of $0.00001 per share; and

4.	make other conforming changes as set forth in the text of the amendment below, including eliminating provisions in the Articles relating to preferred stock of the Company.

The description in this Proxy Statement of the proposed amendment of the Articles is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Articles, as amended and restated by the proposed amendment, which is attached to this Proxy Statement as Annex A. For convenience of reference, a copy of the Company’s Articles showing the proposed amendment, with deleted text shown in strikethrough and added text shown as double-underlined, is attached to this Proxy Statement as Annex B.

Elimination of Language Relating to the Term of Office of Directors

In connection with a shareholder proposal made at the 2012 annual meeting of shareholders, the Company informed its shareholders that the Board had adopted a policy providing for majority voting for the election of directors and that the Company would take steps to implement majority voting in its Articles and bylaws.

In order to implement the majority voting standard, the proposed amendment would delete certain language in the Articles that is inconsistent with that standard in an uncontested election of directors set forth in California Corporations Code Section 708.5. Article VII of the Company’s existing Articles includes a provision relating to the term of office of directors, as follows: “Commencing at the annual meeting of shareholders to be held in fiscal year 2000, each director shall be elected to serve until the annual meeting of shareholders held in the following fiscal year or until his or her successor shall have been duly elected and qualified.” This provision for the term of office of directors is inconsistent with the majority voting standard set forth in Section 708.5 of the California Corporations Code, which provides that if an incumbent director fails to be elected by approval of the shareholders in an uncontested election of a corporation that has adopted the majority voting standard, then the term of the incumbent director shall end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to the California Corporations Code and the date on which the board of directors selects a person to fill the office held by that director. The proposed amendment of the Company’s Articles would delete Article VII and, if the proposed amendment is approved, the Board will separately amend the Company’s bylaws at the meeting of the Board immediately following the Annual Meeting to adopt the majority voting standard in an uncontested election of directors set forth in California Corporations Code Section 708.5, and that standard will apply to future uncontested elections of directors.

Elimination of “Blank Check” Preferred Stock

The Company’s existing Articles permit the Board to issue shares of preferred stock having voting, conversion and other rights to be determined by the Board in its sole discretion. This is referred to as “blank check” preferred stock because it does not require shareholder approval. The Company has not issued shares of preferred stock since 1997, when it issued 150,000 shares of Series A Non-Voting Convertible Preferred Stock. Those shares were redeemed in full shortly thereafter. The Board does not intend to issue preferred stock in the future and believes that it is appropriate to eliminate this provision from the Articles. If the proposed amendment of the Articles is approved by the Company’s shareholders, any future issuances of preferred stock would require shareholder approval.

Establishing a Par Value for the Company’s Common Stock

The proposed amendment of the Articles would also amend Article III of the Articles to establish a par value for the common stock of $0.00001 per share.

Currently, the Company’s common stock has no par value. The Company anticipates that establishing a par value of $0.00001 per share will reduce corporate expenses and thus benefit the shareholders. Under the laws of the State of California, which is the state in which the Company is incorporated, a corporation may have par or no par value stock. However, some other states impose qualification or licensing fees on foreign corporations to transact business in such states based upon the authorized capital stock of a corporation. In certain states, the rates at which qualification or licensing fees are assessed differ, depending upon whether the shares of the corporation are with or without par value, with nominal par value shares being assessed at a lower rate than no par value shares, in some cases. The Company believes that adopting a nominal par value for its shares will, in some cases, result in the Company being assessed qualification or licensing fees on a similar basis as other companies that also have a nominal par value for their shares.

Establishing a par value for the Company’s common stock will have no effect on any of the rights and privileges now possessed by holders of common stock. The Company does not expect that establishing a par value for the Company’s common stock will have any material accounting impact.

Other Conforming Revisions

As part of the proposed amendment of the Articles, certain other provisions of the Articles would also be eliminated because they are no longer relevant, including eliminating provisions that relate to the Company’s transition from a classified board of directors to the current unclassified structure and eliminating a certificate of determination with respect to Series A Non-Voting Convertible Preferred Stock that is no longer outstanding.

If approved, the amendment of the Articles will be effective at the close of business on the date of filing the amendment of the Articles with the California Secretary of State.

As noted above, the description in this Proxy Statement of the proposed amendment of the Articles is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Articles, as amended and restated by the proposed amendment, which is attached to this Proxy Statement as Annex A. For convenience of reference, a copy of the Company’s Articles showing the proposed amendment, with deleted text shown in strikethrough and added text shown as double-underlined, is attached to this Proxy Statement as Annex B.

Vote Required

Approval of Proposal No. 2 requires the affirmative vote of a majority of the Company’s outstanding shares.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 2.

PROPOSAL NO. 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financial statements for 2013.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of EY as the Company’s independent registered public accounting firm for 2013. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

Fees Paid to Auditors

The following table shows the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended September 29, 2012 and September 24, 2011.

	Ernst & Young LLP
	2012 ($)	2011 ($)
Audit Fees(1)	7,080,500	7,696,500
Audit-Related Fees(2)	378,800	333,900
Tax Fees(3)	225,300	266,800
All Other Fees	—	—

Total	7,684,600	8,297,200

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the worldwide audit or review of the Company’s financial statements.

(3)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee. In accordance with this policy, the Audit Committee pre-approved all services to be performed by the Company’s independent registered public accounting firm.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 3.

PROPOSAL NO. 4

Advisory Vote to Approve Executive Compensation

The Company provides its shareholders with the opportunity to cast an annual advisory vote to approve the compensation of its named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “say-on-pay proposal”). The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

At the Company’s 2012 annual meeting of shareholders, approximately 83% of the votes cast supported the say-on-pay proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Company’s goal for its executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. The Company’s total shareholder return, calculated on a dividend reinvested basis, over the prior 1-, 3- and 5-year periods was 76%, 261% and 337%, respectively.

The Compensation Discussion and Analysis, beginning on page 21 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2012 in more detail. Highlights of the Company’s executive compensation program include the following:

•

Long-term equity awards in the form of RSUs constitute the majority of each named executive officer’s total compensation opportunity. The Company believes these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock price performance. The Compensation Committee granted regular RSU awards to members of the executive team, other than Mr. Cook, in November 2011. This is consistent with the Company’s recent practice of granting regular RSU awards to the named executive officers (other than the CEO) approximately every two fiscal years.

•	Mr. Cook did not receive an RSU award in 2012 in light of the RSU award he received in connection with his promotion to CEO in August 2011.

•

Following a recommendation by Mr. Cook to the Compensation Committee, the Company adopted stock ownership guidelines for the CEO and the Non-Employee Directors. Under the guidelines, Mr. Cook is expected to own shares of Company common stock that have a value equal to ten times his base salary. Non-Employee Directors are expected to own shares of Company common stock that have a value equal to five times their annual cash retainer for serving as a director.

•

Target annual cash compensation (base salary and annual performance-based cash bonus award) represents a relatively small percentage of the executives’ total compensation given the Company’s emphasis on long-term equity awards. The base salaries and bonus opportunities for each of the named executive officers were increased for 2012 based on competitive market data, internal equity considerations, and the Compensation Committee’s assessment of the Company’s performance. Mr. Cook’s target cash compensation remains significantly below the median for CEOs of peer companies; target cash compensation for the named executive officers, other than Mr. Cook, is at approximately the median for executives at peer companies. The Company has no long-term cash compensation program for its named executive officers, nor does it have a pension plan.

•

The Company authorized a dividend program in 2012. In connection with this program, all outstanding and unvested RSU awards granted to employees, other than the RSU awards held by Mr. Cook, were modified to allow dividend equivalents to accrue on unvested RSUs in order to maintain the economic alignment between the value of an RSU and the value of a share of Company common stock. These dividend equivalents are paid to an employee only if and when the underlying RSUs vest. Mr. Cook requested that none of his RSU awards be modified to participate in dividend equivalents.

•

In 2012, the Company had the highest market capitalization, revenue growth, and operating income growth of any of its peer companies. Given the Company’s growth, the Compensation Committee established a secondary peer group of general industry mega-cap companies to provide a broader perspective on pay levels and practices for companies of comparable size.

•

None of the named executive officers has an employment agreement or severance arrangement. In addition, the Company generally does not provide any perquisites, tax reimbursements, or change in control benefits to the named executive officers that are not available to employees generally.

•	Each of the named executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. In addition to the 1-, 3- and 5-year performance of the Company’s stock, in 2012, the Company’s revenue grew to $156.5 billion, representing an increase of $48.3 billion or 45% compared to 2011. Net income grew to $41.7 billion in 2012, an increase of $15.8 billion or 61% compared to 2011. The Company’s strong earnings and operational performance helped drive a cash and marketable securities balance of $121.3 billion at the end of 2012, an increase of $39.7 billion compared to 2011.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Board will request your advisory vote to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.

As an advisory vote, this proposal is not binding upon the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by the Company, the Board or the Compensation Committee or creating or implying any additional fiduciary duty for the Company, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions regarding named executive officers.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. It is expected that the next such vote will occur at the 2014 annual meeting of shareholders.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote FOR Proposal No. 4.

PROPOSAL NO. 5

Shareholder Proposal Entitled Executives to Retain Significant Stock

The Company has been advised that Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, California 95758, a beneficial owner of no less than 200 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Resolved: Shareholders request that our Compensation Committee adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of 33% of such shares.

The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

The Corporate Library/GMI, an independent investment research firm, expressed ongoing concern regarding our Company’s executive pay policies. For 2011, Mr. Timothy Cook’s pay greatly increased; on the day that he formally replaced Mr. Jobs as the new CEO, Mr. Cook received a mega-grant of one million restricted stock units with a grant date value of over $376 million. Half the amount will vest five years from the grant date and the other half will vest ten years after the grant. Equity awards of this magnitude are extreme, and the lack of performance requirements for vesting is an additional concern.

Seven of the 10 director seats on our most important board committees were occupied by directors who received our highest negative votes (up to 18% in negative votes): Arthur Levinson, William Campbell, Millard Drexler and Al Gore. And 5 of these 10 seats were occupied by directors who had 12 or more years long tenure—a factor that makes independent oversight more difficult.

Please encourage our board to respond positively to this proposal for improved governance:

Executives to Retain Significant Stock—Yes on 5”

The Company’s Statement in Opposition to Proposal No. 5

The Board recommends a vote AGAINST Proposal No. 5.

The Company believes its current executive compensation program and governance practices are firmly aligned with shareholders’ interests and encourage executives to focus on the Company’s long-term performance. The proposal, if adopted, could undermine the Company’s ability to attract and retain executives, and the Company believes it would provide no benefit to the Company.

The Company believes its executives are exceptionally focused on the Company’s long-term success. The Company’s shareholder returns for the past three- and five-year periods were 261% and 337%, respectively. This extraordinary, sustained performance is the highest of any of the Company’s peer group as of September 29, 2012. The proponent fails to explain how the proposal would have enhanced the Company’s performance during this period.

The Company’s future success depends largely on the continued service and availability of its executive team. Experienced personnel in the technology industry are in high demand, and competition for their talents is intense. The Company believes that a policy that would require senior executives to hold 33% of their equity awards until reaching normal retirement age is excessive and would put the Company at a competitive disadvantage for recruiting and retaining talented executives. This proposal would unnecessarily restrict the executives’ ability to diversify their portfolios, and policies such as the one proposed are not common practice among the Company’s peer group.

The Board believes that the Compensation Committee is the governing body best suited to formulate the Company’s executive compensation policies. As described in the Compensation Discussion and Analysis, the Compensation Committee believes long-term equity awards in the form of RSUs are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders. Accordingly, the Company’s executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation. Further, it is the Compensation Committee’s practice to grant RSU awards to executives other than the CEO approximately every two fiscal years, and for the awards to have long vesting periods. Mr. Cook’s RSU award, which was granted in August 2011, has a ten-year vesting term. As a result, our executives hold significant unvested RSU awards at any particular time. The Compensation Committee believes that this practice creates a substantial retention incentive and encourages our executives to maintain a long-term focus.

Following a recommendation by Mr. Cook to the Compensation Committee, the Company adopted stock ownership guidelines for the CEO and the Non-Employee Directors. Under the guidelines, Mr. Cook is expected to own shares of Company common stock that have a value equal to ten times his base salary. This stock ownership requirement is among the highest of any CEO in the Fortune 100. Non-Employee Directors are expected to own shares of Company common stock that have a value equal to five times the annual cash retainer for serving as a director.

In addition to stock ownership requirements, the Company maintains other significant governance policies relating to Company stock held by executives. These include an anti-hedging policy for all employees and a prohibition against short sales of Company common stock by officers and directors. Moreover, RSU awards granted to executives are subject to the “clawback” provisions of the Company’s standard form of RSU agreement, which provide that the Company may recover any shares or other amounts obtained from RSUs in the event the executive commits a felony, engages in a breach of confidentiality, commits an act of theft, embezzlement or fraud, or materially breaches any agreement with the Company. The Company also provides its shareholders with the opportunity to vote on a non-binding advisory resolution to approve executive compensation.

The Company believes this Proposal No. 5 is unnecessary and would provide no benefit to the Company or its shareholders. The Company’s current executive compensation program and governance practices create a substantial retention incentive and encourage the Company’s executives to focus on the Company’s long-term business objectives and long-term stock price performance.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 5.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

Shareholder Proposal Entitled Board Committee on Human Rights

The Company has been advised that Mr. John Harrington, 1001 2nd Street, Suite 325, Napa, California 94559, a beneficial owner of at least $2,000 in market value of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Resolved: To amend Article IV of the By-Laws, by inserting after Section 4.1, a new Section 4.2.

Section 4.2. Board Committee on Human Rights. There is established a Board Committee on Human Rights, to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, including assessing the impacts of company operations and supply chains on resources and public welfare in host communities.

The Board of Directors is authorized, by resolution, in its discretion and consistent with these By-Laws, the Articles of Incorporation and applicable law to: (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt a charter to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the findings of the Board Committee, and (5) any other measures within the Board’s discretion consistent with these By-Laws and applicable law. Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the Company. The Board Committee on Human Rights shall not incur any costs to the Company except as authorized by the Board of Directors.

Supporting Statement

The proposed by-law would establish a separate Board Committee on Human Rights, which would elevate board level oversight and governance regarding human rights issues raised by the Company’s activities and policies and provide a vehicle to fulfill the Board’s fiduciary responsibilities for oversight of these issues.

In recent years the Company has become embroiled in public controversies regarding the human rights implications of its products and supply chains, including but not limited to controversies related to the Foxconn Technology Group, a supplier of many key items for Apple with facilities located in China and elsewhere. In addition, human rights demand attention at technology companies like Apple due to the growing pressure to eliminate the use of so-called “conflict minerals” in products, to the extent that related revenue or extraction processes substantially prolong conflict, leading to death, human rights abuses and environmental destruction. Conflict minerals are defined by the Dodd-Frank Wall Street Reform Act (Dodd-Frank), Section 1502 as including Cassiterite, Colton, Wolframite, and Gold.

The proposed by-law would establish the vehicle of a Board Committee, but would leave the process of appointment and implementation of the Committee to the full Board of Directors.”

The Company’s Statement in Opposition to Proposal No. 6

The Board recommends a vote AGAINST Proposal No. 6.

The Company is committed to the highest standards of social responsibility and human rights wherever we do business. The Board is aware of no other company doing as much to safeguard and empower workers as the Company does today.

The Company’s dedicated Supplier Responsibility team continually audits the Company’s suppliers for compliance with the Company’s industry-leading Supplier Code of Conduct. The Supplier Code of Conduct is based on widely recognized international human rights principles as defined by the United Nations and the International Labor Organization.

The Company’s Supplier Code of Conduct, the results of its auditing efforts, a list of the Company’s leading suppliers, and additional information on the Company’s Supplier Responsibility program are available at www.apple.com/supplierresponsibility.

The Company’s auditing program has expanded in breadth and depth over the past several years. In January 2012, the Company became the first electronics company to be granted membership in the Fair Labor Association (the “FLA”), a leading non-profit organization dedicated to protecting the rights of workers. In February 2012, at the Company’s request, the FLA began a series of independent inspections of the Company’s final assembly suppliers and has published the results on its website for complete transparency.

In addition to monitoring and driving improvements for workers in the supply chain, the Company places strong emphasis on education and worker empowerment initiatives. The Company has established a training program for new employees at the Company suppliers to inform them of their individual rights, local laws and the Company’s Supplier Code of Conduct. More than one million workers have been educated on their rights as part of this initiative.

The Company also partners with educational institutions to offer free college-level courses to workers who make the Company’s products. More than 200,000 workers have attended these classes since 2008, and many have gone on to earn associate’s degrees. The Company recently expanded this educational program to offer more opportunities for participants to work toward a bachelor’s degree.

The Board does not believe that establishing a committee is an effective way for the Company’s practices and goals to continually evolve and improve in response to changing conditions. Instead, such an additional and redundant committee would distract the Board from its other responsibilities to the Company and its shareholders, while adding little value to the Company’s existing commitment to human rights and social responsibility. The existing governance framework of the Company has produced a strong commitment to human rights and progress that is evident in the Company’s practices and policies.

For all of the reasons above, the Board recommends a vote AGAINST Proposal No. 6.

Vote Required

Approval of Proposal No. 6 requires the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute the quorum.

Recommendation of the Board

The Board recommends a vote AGAINST Proposal No. 6.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: January •, 2013

ANNEX A

FULL TEXT OF THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF APPLE INC.

RESTATED ARTICLES OF INCORPORATION

OF

APPLE INC.

I

The name of the corporation is Apple Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue one class of shares designated “Common Stock,” par value $0.00001 per share. The number of shares of Common Stock that this corporation is authorized to issue is 1,800,000,000.

IV

Section 1. Limitation of Directors’ Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

V

There shall be no right with respect to shares of stock of this corporation to cumulate votes in the election of directors.

A-1

ANNEX B

MARKED COPY OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF APPLE INC.

RESTATED ARTICLES OF INCORPORATION

OF

APPLE INC.

I

The name of the corporation is Apple Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue ~~two classes~~one class of shares designated ~~respectively~~ “Common Stock~~” and “Preferred Stock.”~~,” par value $0.00001 per share. The number of shares of Common Stock ~~which~~that this corporation is authorized to issue is 1,800,000,000. ~~The number of shares of Preferred Stock which this corporation is authorized to issue is 5,000,000.~~

~~IV~~

~~The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of each series outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.~~

~~V~~ IV

Section 1. Limitation of Directors’ Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article ~~V~~IV by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

~~VI~~ V

There shall be no right with respect to shares of stock of this corporation to cumulate votes in the election of directors.

~~VII~~

~~Through and until immediately prior to the annual meeting of shareholders to be held in fiscal year 2000, the directors shall be divided into two classes, designated Class I and Class II, each consisting of one-half of the directors or as close an approximation as possible, and each director shall serve for a term running until the second annual meeting of shareholders succeeding his or her election and until his or her successor shall have been duly elected and qualified; provided, however, that the terms of all directors shall expire at the annual meeting of shareholders to be held in fiscal year 2000. Commencing at the annual meeting of shareholders to be held in fiscal year 2000, each director shall be elected to serve until the annual meeting of shareholders held in the following fiscal year or until his or her successor shall have been duly elected and qualified.~~

~~VIII~~

~~The Certificate of Determination of Preferences of Series A Non-Voting Convertible Preferred Stock, filed on August 6, 1997, a copy of which is attached hereto as Exhibit A, is hereby incorporated by reference as Article VIII.~~

~~EXHIBIT A~~

~~CERTIFICATE OF DETERMINATION OF PREFERENCES OF~~

~~SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK~~

~~AS FILED WITH THE SECRETARY OF STATE OF THE STATE OF CALIFORNIA~~

~~ON AUGUST 6, 1997~~

~~Conformed Copy as filed with the Secretary of State~~

~~of the State of California on August 6, 1997~~

~~CERTIFICATE OF DETERMINATION OF~~

~~PREFERENCES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK~~

~~OF APPLE COMPUTER, INC.~~

~~The undersigned, John B. Douglas, III, and Paul D. Carmichael, hereby certify that:~~

~~1. They are a duly elected Senior Vice President and Assistant Secretary, respectively, of Apple Computer, Inc., a California corporation (the “Corporation”).~~

~~2. The Corporation hereby designates one hundred and fifty thousand (150,000) shares of Series A Non-Voting Convertible Preferred Stock.~~

~~3. None of the shares of the Series A Non-Voting Convertible Preferred Stock have been issued.~~

~~4. Pursuant to authority given by the Corporation’s Restated Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:~~

~~WHEREAS, the Restated Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and~~

~~WHEREAS, the Board of Directors of the Corporation is authorized within the limitations and restrictions stated in the Restated Articles of Incorporation to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof; and~~

~~WHEREAS, the Corporation has not issued any shares of Preferred Stock, and the Board of Directors of this Corporation desires to determine the rights, preferences, privileges and restrictions relating to this initial series of Preferred Stock, and the number of shares constituting said series, and the designation of said series;~~

~~NOW, THEREFORE, BE IT~~

~~RESOLVED: That the President and the Secretary of this Corporation are each authorized to execute, verify and file a certificate of determination of preferences with respect to the Series A Non-Voting Convertible Preferred Stock in accordance with the laws of the State of California.~~

~~RESOLVED FURTHER: That the Board of Directors hereby determines the rights, preferences, privileges and restrictions relating to said series of Series A Non-Voting Convertible Preferred Stock shall be as set forth below.~~

~~“A. One hundred and fifty thousand (150,000) of the authorized shares of Preferred Stock of the Corporation, none of which have been issued or are outstanding, are hereby designated “Series A Non-Voting Convertible Preferred Stock” (the “Series A Preferred Stock”).~~

~~B. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:~~

~~1. Dividend Rights. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally~~

~~available therefor, a dividend at the rate of 3% of the Original Issue Price per share per annum, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. If, in any twelve month period, the Board of Directors declares dividends on the Common Stock that would exceed the dividends declared on the Series A Preferred Stock in such period determined on a Common Share Equivalent Basis (as defined below), the Board shall declare and pay an equivalent additional dividend on the Series A Preferred Stock so that the total dividends on the Common Stock and the Series A Preferred Stock are on a parity determined on a Common Share Equivalent Basis. Common Share Equivalent Basis shall be determined by comparing the dividend that would have been or will be declared or paid on the number of shares of Common Stock into which the shares of Series A Preferred Stock would have been or will be convertible as of the record date(s) to the dividends which were paid or will be paid on the Common Stock during such twelve month period. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any year. The Original Issue Price of the Series A Preferred Stock (as adjusted for any combination, consolidation, share distributions or share dividends with respect to such shares) shall be equal to $1,000 per share.~~

~~2. Voting Rights. Except as otherwise provided by law, the holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.~~

~~3. Liquidation, Dissolution or Winding Up. Subject to any preferential liquidation rights of any series of Preferred Stock as may then be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock and the Series A Preferred Stock in proportion to, in the case of holders of Common Stock, the number of shares of Common Stock held and, in the case of holders of Series A Preferred Stock, the number of shares of Common Stock into which the shares of Series A Preferred Stock are then convertible.~~

~~4. Consolidation, Merger, Exchange, Etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, money and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be either, at the option of the Corporation, (a) similarly exchanged or changed into preferred shares of the surviving entity providing the holders of the Series A Preferred Stock with (to the extent possible) the same relative rights and preferences as the Series A Preferred Stock or (b) converted into the shares of stock and other securities, money and/or any other property receivable upon or deemed to be held by holders of Common Stock immediately following such consolidation, merger, combination, statutory share exchange or other transaction, and the holders of the Series A Preferred Stock shall be entitled upon such event to receive such amount of securities, money and/or any other property as the shares of the Common Stock of the Corporation into which such shares of Series A Preferred Stock could have been converted immediately prior to such consolidation, merger, combination, statutory share exchange or other transaction would have been entitled.~~

~~5. Conversion.~~

~~(a) Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of the conversion upon any sale, pledge, conveyance, hypothecation, assignment or other transfer of such share, whether or not for value, or attempt thereof, by the initial registered holder thereof, other than any such transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that any transfer by the initial registered holder to any majority-owned subsidiary of the initial registered holder shall not give rise to~~

~~automatic conversion hereunder unless and until such transferee ceases to be a majority-owned subsidiary of the initial registered holder; and further provided that in the event any pledge, conveyance, hypothecation, assignment or other transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer or attempt thereof by the holder (other than any such transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Exchange Act) shall be subject to automatic conversion upon the terms and conditions set forth herein. The price at which shares of Common Stock shall be deliverable upon conversion shall initially $16.50 with respect to shares of Series A Preferred Stock (the “Conversion Price”). The initial Conversion Price shall be subject to adjustment as provided below.~~

~~(b) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.~~

~~6. Adjustment of Conversion for Dividend and Distributions.~~

~~(a) In the event the Corporation shall at any time after issuance of the Series A Preferred Stock declare or pay any dividend or other distribution on Common Stock, payable in Common Stock or other securities or rights convertible into, or exchangeable for, Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of Common Stock, then in each such case the number of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be adjusted (the “Adjustment”) by multiplying the number of Common Stock to which the holder was entitled before such event by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately after such event, and the denominator of which will be the number of shares of Common Stock that were outstanding immediately prior to such event.~~

~~(b) In the event the Corporation shall at any time after issuance of the Series A Preferred Stock, distribute to holders of its Common Stock, other than as part of a dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness, or other securities or any of its assets (other than Common Stock or securities convertible into or exchangeable for Common Stock), then, in any such case, the Series A Preferred Stock holder shall be entitled to receive, at the same time as such distribution is made to the holders of Common Stock, with respect to each share of Common Stock issuable upon such conversion, the amount of cash or evidence of indebtedness or other securities or assets which such Series A Preferred Stock holder would have been entitled to receive with respect to each such share of Common Stock as a result of the happening of such event had the Series A Preferred Stock holder converted to Common Stock immediately prior to the record date or other date determining the shareholders entitled to participate in such distribution (the “Determination Date”).~~

~~7. Minimal Adjustments. No adjustment in the Original Issue Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.~~

~~8. Fractional Shares. In lieu of any fractional shares to which the holder of the Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of one share of the Corporation’s Common Stock on the trading day prior to conversion, if such price is available. If such price is not available, this Corporation shall pay cash for fractional shares equal to such fraction multiplied by the fair market value of one share of Series A Preferred Stock as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon~~

~~such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.~~

~~9. Vote to Change the Terms of Series A Preferred Stock. The approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock.~~

~~10. No Other Rights, Privileges, Etc. Except as specifically set forth herein, the holders of the Series A Preferred Stock shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.~~

~~IN WITNESS WHEREOF, the undersigned each declares under penalty of perjury that the matters set out in the foregoing certificate are true of his own knowledge, and the undersigned have executed this certificate at Cupertino, California as of the 5th day of August, 1997.~~

~~/s/ John B. Douglas, III~~
~~John B. Douglas, III~~
~~Senior Vice President~~

~~/s/ Paul D. Carmichael~~
~~Paul D. Carmichael~~
~~Assistant Secretary~~

Directions to the 2013 Annual Meeting of Shareholders

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound.	Take 280 southbound.
Take the De Anza Blvd. exit.	Take the De Anza Blvd. exit.
Make a left onto De Anza Blvd. (at signal).	Make a right onto De Anza Blvd. (at signal).
Make a left onto Mariani Avenue.	Make a left onto Mariani Avenue.
Enter Infinite Loop Parking Lot at the end of Mariani Avenue.	Enter Infinite Loop Parking Lot at the end of Mariani Avenue.
Proceed to Building 4 (to Apple Town Hall).	Proceed to Building 4 (to Apple Town Hall).

Attendance at the 2013 annual meeting of shareholders is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple Inc. has opted to provide the Annual Report on Form 10-K for the year ended September 29, 2012 in lieu of producing a glossy annual report.

APPLE INC.

Apple Inc.

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by telephone
- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - William Campbell	☐	☐	02 - Timothy Cook	☐	☐	03 - Millard Drexler	☐	☐
04 - Al Gore	☐	☐	05 - Robert Iger	☐	☐	06 - Andrea Jung	☐	☐
07 - Arthur Levinson	☐	☐	08 - Ronald Sugar	☐	☐			

+

4. A non-binding advisory resolution to approve executive compensation. For ☐ Against ☐ Abstain ☐

B Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5 and 6.

5. A shareholder proposal entitled "Executives to Retain Significant Stock." For ☐ Against ☐ Abstain ☐

6. A shareholder proposal entitled "Board Committee on Human Rights." For ☐ Against ☐ Abstain ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 1 4 7 7 0 7 1

+

01JXXD

Using a black inkpen, mark your votes with an Xas shown inthis example. Please do not write outside the designated areas.XApple Inc.1UPX+Annual Meeting Proxy Card.ForAgainstAbstain5. A shareholder proposal entitled “Executives to RetainSignificant Stock.”ForAgainstAbstain6. A shareholder proposal entitled “Board Committee onHuman Rights.”BShareholder Proposals — The Board of Directors recommends a vote AGAINSTProposals 5 and 6.IF VOTING BY MAIL, YOU MUSTCOMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.IMPORTANT ANNUAL MEETING INFORMATION+AProposals — The Board of Directors recommends a vote FORall the listed nominees and FORProposals 2, 3 and 4.ForAgainstAbstain2. Amendment of Apple’s Restated Articles of Incorporation to (i) eliminate certain language relating to the term of office of directors in order tofacilitate the adoption of majority voting for the election of directors, (ii) eliminate “blank check” preferred stock, (iii) establish a par value for theCompany’s common stock of $0.00001 per share and (iv) make other conforming changes as described in more detail in Apple’s Proxy Statement.3. Ratification of the appointment of Ernst &Young LLP as the Company’s independentregistered public accounting firm for 2013.ForAgainstAbstain4. A non-binding advisory resolution toapprove executive compensation.ForAgainstAbstain01 - William Campbell04 - Al Gore07 - Arthur Levinson02 - Timothy Cook05 - Robert Iger03 - Millard Drexler06 - Andrea Jung1. Election of Directors:ForWithholdForWithholdForWithhold08 - Ronald SugarAuthorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowCNOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporateofficer, please provide your FULL title.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.Date (mm/dd/yyyy) — Please print date below.NNNNNNNNNNNNNNNNNNNNNNNNNNN000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 ext000000000.000000 extNNNNNN1477071MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNNC 1234567890JNTC1234567891234 5678 9012 345000004MR A SAMPLEDESIGNATION (IF ANY)ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6ENDORSEMENT_LINE______________ SACKPACK_____________Admission TicketqIF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.qElectronic Voting InstructionsYou can vote by Internet or telephone! Available 24 hours a day, 7 days a week!Instead of mailing your proxy, you may choose one of the votingmethods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be receivedby 1:00 a.m., Central Time, on February 27, 2013.Vote by Internet Log on to the Internet and go to www.investorvote.com/AAPL Follow the steps outlined on the secured website.Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tonetelephone. There is NO CHARGEto you for the call. Follow the instructions provided by the recorded message.

IF VOTING BY MAIL, YOU MUSTCOMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.THIS PROXY IS SOLICITED ON BEHALF OF APPLE INC.FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 27, 2013The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of 2013 Annual Meeting of Shareholders andProxy Statement with respect to the 2013 Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4, Cupertino, California 95014on Wednesday, February 27, 2013 at 9:00 a.m. Pacific Standard Time, and hereby appoints Peter Oppenheimer and Bruce Sewell, and each of them, proxiesand attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, tovote the Apple Inc. Common Stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on thereverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3AND 4, AND AGAINST PROPOSALS 5 AND6, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COMEBEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THETELEPHONE OR BY THE INTERNET.If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE..DNon-Voting ItemsChange of Address —Please print new address below.Until contrary notice to Apple Inc., I consent to access allfuture notices of annual meetings, proxy statements andannual reports issued by Apple Inc. over the Internet.I Consent++Apple Inc.2013 Annual Meeting of ShareholdersFebruary 27, 2013 9:00 a.m. Pacific Standard Time1 Infinite Loop, Building 4, Cupertino, California 95014Upon arrival, please present this admission ticket and photo identification at the registration desk.FROMSANJOSE:Take280northbound.TaketheDeAnzaBlvd.exit.MakealeftontoDeAnzaBlvd.(atsignal).Makealeftonto MarianiAvenue.EnterInfiniteLoopParkingLotattheendofMarianiAvenue.ProceedtoBuilding4 (to Apple Town Hall).Attendance at the 2013 Annual Meeting of Shareholders is limited toshareholders. Admission to the meeting will be on a first-come, first-servedbasis. Apple Inc. has opted to provide the enclosed Annual Report on Form10-K for the fiscal year ended September 29, 2012 in lieu of producing aglossy annual report.FROMSANFRANCISCO:Take280southbound.Takethe DeAnzaBlvd.exit.MakearightontoDeAnzaBlvd.(atsignal).MakealeftontoMarianiAvenue.EnterInfinite LoopParkingLotattheendof MarianiAvenue.ProceedtoBuilding4 (to Apple Town Hall).Directions:qIF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q